Exhibit 99.(c)(2)

                                                                   November 2004








                                                            FAIR VALUE APPRAISAL







                                                        Fidelity Federal Bancorp

================================================================================

                              FAIR VALUE APPRAISAL

================================================================================






                            FIDELITY FEDERAL BANCORP

                               EVANSVILLE, INDIANA





                                  November 2004

                              FAIR VALUE APPRAISAL
                            FIDELITY FEDERAL BANCORP

 TABLE OF CONTENTS
===============================================================================
 Tab                                                                       Page

  1       APPRAISAL LETTER..................................................1

  2       COMPANY BACKGROUND................................................3

  3       ECONOMIC OUTLOOK
          National Economy..................................................6
          Current State of the Industry.....................................9
          Demographic and Economic Analysis................................11

  4       COMPETITIVE MARKET OVERVIEW......................................15

  5       FINANCIAL REVIEW.................................................20

  6       METHODOLOGY......................................................35
          Transaction Value Method.........................................38
          Asset Value Method...............................................39
          Adjusted Book Value Method.......................................40
          Investment Value Method..........................................43
          Earnings Method..................................................46
          Acquisition Comparable Method....................................49

  7       CONCLUSION.......................................................52

  8       FIRM QUALIFICATIONS
          Professional Bank Services, Inc..................................55
          Resumes..........................................................56
          Code of Conduct..................................................59

  9       EXHIBITS
          1 - Projected Financial Data for Fidelity Federal Bancorp........60
          2 - Recent Company Common Stock Trading Activity.................61

                                                             Evansville, Indiana
                   Professional Bank Services,  The 1000 Building
                   Incorporated                 6200 Dutchman's Lane, Suite 305
                                                Louisville, Kentucky 40205
                   Atlanta, Chicago,
                   Louisville, Nashville,       502 451-6633
                   Ocala                        502 451-6755 (FAX)
                                                800-523-4778 (WATS)
                   Consultants to the
                   Financial Industry


[LOGO OF PROFESSIONAL BANK SERVICES]


                                                          November 9, 2004

Board of Directors
Fidelity Federal Bancorp
18 North West Fourth Street
P.O. Box 1347
Evansville, Indiana 47706

To The Directorate:

You have requested a fair value appraisal of the common stock of Fidelity Federal Bancorp, Evansville, Indiana (the "Company"). The purpose and intended use of the appraisal is to determine the cash fair value of the Company's common shares relative to fractional shares created by the Company's proposed reverse stock split and going private transaction (the "Going Private Transaction"). In addition, you have requested our opinion as investment bankers as to the fairness of the cash value to be paid to the holders of those fractional shares which will be exchanged as a result of the Going Private Transaction, as well as to the remaining unaffiliated shareholders from a financial point of view. The appraisal and our opinion are based on a review of the financial condition and history of the Company, regulatory and audit reports, and other such summary information available and deemed appropriate. The date of this appraisal is as of November 9, 2004.

Professional Bank Services, Inc. ("PBS") has performed stock appraisals for numerous financial institutions located throughout the United States. Our knowledge of the financial industry evolves from an experienced staff and a history as consultants and financial advisors to the banking industry. The firm's wholly owned subsidiary, Investment Bank Services, Inc., is a registered Broker/Dealer with the Securities and Exchange Commission.

For purposes of this appraisal and our opinion, we have reviewed and analyzed the historical performance of the Company including among other things: (i) Audited consolidated financial statements for the Company for the years ending December 31, 2001, 2002 and 2003; (ii) all Forms 10-Q, 10-K and 8-K and other reports for 2003 and year to date 2004 filed by the Company with the Securities and Exchange Commission (the "SEC"); (iii) September 30, 2004 internal Company consolidated financial statements;

Fidelity Federal Bancorp
November 9, 2004
Page Two


(iv) the 2003 Strategic Plan of the Company's wholly owned subsidiary United Fidelity Bank FSB (the "Thrift"); (v) the Thrift's 2004 budget; (vi) various most recent month end internal asset quality reports, loan production reports, cash flow and Board of Directors earnings reports and funding and interest rate sensitivity reports of the Company and the Thrift; and (vii) the historical common stock trading activity of the Company.

Financial projections have been prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this appraisal. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

We have not compiled or audited the financial statements of the Company, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made an independent evaluation of the assets of the Company.

PBS, its officers, and its staff have no present business interest in the Company. No benefits will accrue to PBS as a result of this review, other than the professional fees previously agreed to by the Company. Fees paid to PBS for the preparation of this review are neither dependent or contingent upon any transaction or upon the results of the review.

Based on the foregoing, and all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it is our opinion as an independent appraiser, that the fair value of the common stock of the Company, as of the date of this letter, is $1.85 per common share.

In addition, based on the foregoing, and all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it is our opinion, as investment bankers that the $1.85 per common share to be paid to Company common shareholders owning less than 30,000 Company common shares under the terms of the proposed Going Private Transaction is fair to the those shareholders as well as to the remaining unaffiliated shareholders from a financial perspective.

                                            Very truly yours,


                                            /s/ PROFESSIONAL BANK SERVICES, INC.

                                            PROFESSIONAL BANK SERVICES, INC.

COMPANY BACKGROUND
--------------------------------------------------------------------------------

Fidelity Federal Bancorp, Evansville, Indiana (the "Company") was incorporated in 1993 under the laws of the State of Indiana and is a registered savings and loan holding company. The Company's wholly owned savings bank subsidiary, United Fidelity Bank, FSB (the "Thrift") was organized in 1914 and is a federally-chartered stock savings bank located in Evansville, Indiana. The Thrift is primarily engaged in the business of attracting savings deposits from the general public, Federal Home Loan Bank advances and other wholesale funding sources, and investing such funds in loans. The Thrift originates consumer loans on a direct basis in its offices. In addition, the Thrift originates commercial loans secured by real estate in addition to nonresidential real estate, other types of consumer loans, commercial loans and home equity loans. The Thrift also invests in interest-bearing deposits in other banks, mortgage-backed securities and other investments permitted by applicable law. The Thrift operates from five full-service offices, four in Evansville and one in neighboring Warrick County. (The Thrift's primary retail market area consists of the Indiana counties of Vanderburgh, Posey, Gibson and Warrick.)

The Thrift's subsidiary, Village Capital Corporation records income on a rate cap/floor agreement on a credit extension to an unrelated borrower that was completed in 1995. In addition in 2001, the Thrift formed a new subsidiary, United Fidelity Finance, for purposes of acquiring, owning, purchasing, holding, selling, transferring, pledging and otherwise dealing with automobile loan receivables. United Fidelity Finance was utilized during 2002 to complete an automobile loan securitization transaction and holds no assets as of September 30, 2004.

During the fourth quarter of 2002, the Company completed the sale of the assets connected to their affordable housing activities to Pedcor Funding Corporation ("Funding"). The assets consisted of the stock of Village Housing Corporation (a wholly-owned subsidiary of the Thrift), the stock of Village Affordable Housing Corporation (a wholly-owned subsidiary of the Company), an interest rate swap, and notes from affordable housing limited partnerships in which Village Housing Corporation is the general partner. The Company decided to pursue the sale of these assets in order to further focus on its community banking activities. It also determined that the elimination of the contingent liabilities associated with the ownership of the affordable housing general partnerships interests would improve its overall risk profile.

The Company is a savings and loan holding company within the meaning of the Home Owners' Loan Act of 1933 ("HOLA"). Fidelity is registered with the Office of Thrift Supervision (the "OTS") and is subject to OTS regulations, examinations, supervision and reporting requirements.

As a federally chartered, SAIF-insured savings association, the Thrift is subject to extensive regulation by the OTS and the FDIC. The OTS periodically examines the books and records of the Thrift and, in conjunction with the FDIC in certain situations, has examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and federal deposit insurance funds.

The Thrift entered into a supervisory agreement with the OTS on February 3, 1999. The supervisory agreement (the "Supervisory Agreement"), as amended on November 18, 2003, required the Thrift to:

o    Refrain from paying dividends without OTS approval.
o Continue to comply with its strategic plan, including its capital targets, consistent with the Thrift's business plan as approved by the OTS.
o Refrain from engaging in any transaction with or distribution of funds to the Company or its subsidiaries or selling any assets to an affiliate without OTS approval.
o Not engage in new activities not included in its strategic plan without OTS approval.

After the close of the market on October 28, 2004, the Company announced the OTS had terminated the Supervisory Agreement between the Thrift and the OTS in its entirety.

While management has indicated the Company discontinued originating indirect automobile credits in September 2004 and is currently in the process of exiting this business line the Company currently still has a significant exposure to these indirect auto loans.

In April 2003, the Company issued 2.8 million shares of common stock for $4.0 million in cash through the exercise of an option held by Pedcor Financial, LLC ("Pedcor Financial") and affiliates. The exercise price per share was $1.44, and was determined under a formula included in the shareholder-approved stock purchase agreement effective May 19, 2000. The proceeds of the option exercise were utilized to reduce Fidelity's long-term debt outstanding. The remaining options expired on May 19, 2003.

Pedcor Financial is a member of a group of companies which is controlled by three directors of the Company.

In March 2004, the Company filed a registration statement for a shareholder rights offering with the SEC. A total of 1.4 million shares were registered in the filing. For every 6.9 shares of the Company held on the record date, shareholders could subscribe to purchase one share of Company common stock at $1.81. The rights offering was completed on May 14, 2004. The Company raised $2.5 million net of cost associated with the offering. The shares purchased by shareholders with these funds were issued in May 2004.

Pedcor Financial purchased approximately 252,042 shares in the rights offering. As of July 7, 2004 Pedcor Financial and its affilitates disclosed aggregate beneficial ownership of 7,958,220 shares, or 72.35%, of the Company's common stock outstanding.

NATIONAL ECONOMY
--------------------------------------------------------------------------------

According to estimates released by the Bureau of Economic Analysis, the U.S. economy experienced a decrease in growth during the second quarter of 2004 compared to the first quarter of 2004. Second quarter 2004 real Gross Domestic Product ("GDP") increased at a 2.8% annual rate compared to first quarter 2004 real GDP annualized growth of 4.5%.

The increase in real GDP during the second quarter reflects an increase in personal consumption expenditures, an increase in government spending as well as private inventory investment, and residential fixed investment. These positive trends were partially offset by a deceleration in exports and in personal consumption expenditures. Imports, which are subtracted from GDP, increased in the second quarter of 2004.

Personal consumption expenditures increased 1.6% for the second quarter of 2004, compared with an increase of 4.1% in the first quarter of 2003. Nonresidential fixed investment increased 12.1% for the second quarter of 2004, compared to a first quarter increase of 4.2%. Residential investment increased 14.7% for the second quarter of 2004 compared to a 7.3% decrease in the first quarter of 2004. Exports of goods and services increased 6.1% for the second quarter of 2004 compared to an increase of 7.3% for the second quarter of 2004. Imports of goods and services increased 14.1% for the second quarter of 2004 compared to an increase of 10.6%. Government consumption expenditures and gross investment increased 2.7% for the second quarter of 2004 compared to 7.1% for the first quarter of 2004.

In light of the continued stagnation in the economy, lingering fears of slipping into another recession, the events of September 11, 2001, and the decline in the equity markets, the FOMC reduced the Federal Funds rate by 500 basis points since year-end 2000. Recent robust economic growth and early signs of inflation have begun to outweigh deflationary and stagnation fears indicating a significant potential for interest rates to begin rising. At the June 30, 2004 meeting the FOMC raised the targeted Fed Funds rate by 25 basis points to 1.25% compared to a high of 6.50% at year-end 2000. At the September 21, 2004 meeting of the FOMC the committee increased the targeted Federal Funds rate by 25 basis a third time points to 1.75%.

The 10-year Treasury rate, which strongly correlates to macro interest rates and bank profitability, fell from 5.12% at year end 2000 to below 4% during 2003 and 2004.

Recent economic growth and inflation expectations have caused an increase in the 10-year Treasury rate. At March 31, 2004 the 10-year Treasury was 3.86% and has now increased to 4.22% at November 8, 2004.

On November 8, 2004 the S&P 500 Index closed at 1,164.89 compared to 1,111.92 December 31, 2003, 879.82 at December 31, 2002, 1,148.08 at December 31, 2001,
1,320.28 at December 31, 2000 and 330.22 at December 31, 1990. In terms of fundamental valuation levels, the market capitalization weighted absolute price to earnings ratio at September 30, 2004 equaled 18.62X compared to 21.51X December 31, 2003, 19.42X at December 31, 2002, 24.71X at December 31, 2001, and
13.73X at December 31, 1990.

Given the available economic and market data, it has become evident the US economy has entered a new expansion phase. However, continued turmoil in the Middle East has cast a shadow over consumer and business sentiment. The equity markets, while rebounding significantly from 2002 year-end index values, remain characterized by a significant degree of uncertainty and volatility. On November 8, 2004, the NASDAQ Index closed at 2,039.25 which is an increase of 1.79% from the December 31, 2003 NASDAQ Index closing value of 2,003.37 and a increase of 52.69% from the December 31, 2002 closing value of 1,335.51. The November 8, 2004 NASDAQ closing value of 2,039.25 still represents a decline of 3,009.37 or 59.61% from its all-time high close of 5,048.62 reached on March 10, 2000. On November 8, 2004, the SNL Securities Thrift Index closed at 1,525.80 representing an increase of 2.93% from the December 31, 2003 closing value of 1,482.32.

                                                            CURRENT ECONOMIC OUTLOOK
-----------------------------------------------------------------------------------------------------------------------------
                           Real Gross Domestic Product and Related Measures: Percent Change From Preceding Period
                                                  [Quarters seasonally adjusted at annual rates]
                                                    2001   2002    2003       2003:Q3     2003:Q4     2004:Q1/r    2004:Q2/r
-----------------------------------------------------------------------------------------------------------------------------
       Gross domestic product (GDP).                 0.8    1.9     3.0         7.4         4.2          4.5          2.8

Personal consumption expenditures...                 2.5    3.1     3.3         5.0         3.6          4.1          1.6
  Durable goods.....................                 4.3    6.5     7.4        16.5         3.9          2.2          0.0
  Nondurable goods..................                 2.0    2.6     3.7         6.9         5.1          6.7          0.4
  Services..........................                 2.4    2.6     2.2         1.9         2.8          3.3          2.5

Gross private domestic investment...                -7.9   -2.4     4.4        22.4        13.9         12.3         17.3
  Fixed investment..................                -3.0   -4.9     5.1        18.0        10.5          4.5         13.0
    Nonresidential..................                -4.2   -8.9     3.3        15.7        11.0          4.2         12.1
      Structures....................                -2.3  -17.8    -5.6        -1.3         7.9         -7.6          7.1
      Equipment and software........                -4.9   -5.5     6.4        21.7        12.0          8.0         13.6
    Residential.....................                 0.4    4.8     8.8        22.4         9.6          5.0         14.7
  Change in private inventories.....                  --     --      --          --          --           --           --

Net exports of goods and services...                  --     --      --          --          --           --           --
  Exports...........................                -5.4   -2.3     1.9        11.3        17.5          7.3          6.1
    Goods...........................                -6.1   -4.1     2.2        10.1        16.1          9.1          5.0
    Services........................                -3.7    1.8     1.4        14.1        20.6          3.4          8.7
  Imports...........................                -2.7    3.4     4.4         2.8        17.1         10.6         14.1
    Goods...........................                -3.2    3.7     4.7         0.0        18.4         12.7         13.6
    Services........................                -0.3    1.9     3.1        17.9        11.1          1.2         16.4

Government consumption expenditures
 and gross investment...............                 3.4    4.4     2.8         0.1         1.6          2.5          2.4
  Federal...........................                 3.9    7.5     6.6        -3.3         4.8          7.1          2.7
    National defense................                 3.9    7.7     9.0        -7.7        11.6         10.6          1.9
    Nondefense......................                 3.9    7.1     2.4         5.8        -7.5          0.2          4.5
  State and local...................                 3.2    2.8     0.7         2.2        -0.1          0.0          2.2

Addenda:
  Final sales of domestic product...                 1.6    1.4     3.1         6.8         3.7          3.3          2.1
  Gross domestic purchases..........                 0.9    2.5     3.3         6.4         4.7          5.0          4.0
  Final sales to domestic
   purchasers.......................                 1.8    2.1     3.4         5.9         4.2          3.9          3.4
  Gross national product (GNP)......                 0.8    1.7     3.3         7.6         5.5          3.9          1.4
  Disposable personal income........                 1.9    3.1     2.3         8.2         1.4          2.4          2.5

  Current-dollar measures:
    GDP.............................                 3.2    3.5     4.9         8.8         5.7          7.4          6.1
    Final sales of domestic product.                 4.1    3.1     5.1         8.4         5.4          6.1          5.4
    Gross domestic purchases........                 2.9    4.0     5.4         8.1         5.9          8.6          7.6
    Final sales to domestic
     purchasers.....................                 3.8    3.6     5.5         7.7         5.7          7.4          7.0
    GNP.............................                 3.2    3.4     5.2         9.0         7.0          6.8          4.6
    Disposable personal income......                 4.1    4.6     4.2         9.9         2.6          5.8          5.7

CURRENT STATE OF THE INDUSTRY (March 31, 2004)
--------------------------------------------------------------------------------

FDIC - insured institutions set an earnings record during the first quarter of 2004. The record-high earnings during the first quarter were attributed to continued strength in mortgage lending and reduced loan loss expenses. Net income in the first quarter increased 2.8% over the fourth quarter totaling $31.9 billion for all insured financial institutions. Net income from international operations increased from $1.1 billion during the fourth quarter 2003 to $2.7 billion in the first quarter of 2004. The average return on assets ("ROA") for the industry remained an all-time quarterly record of 1.38% from the fourth quarter. The industry is experiencing the lowest percentage of unprofitable institutions since 1998. Nearly half of all institutions reported higher ROAs than a year ago.

Gains on sales of securities and other assets created $2.6 billion in earnings during the first quarter up from $736 million during the fourth quarter 2003. This compares to $3.7 billion recorded in the first quarter of 2003. However, the first quarter showed continued shrinking in net interest margins due primarily to weak growth in net interest income of only $1.1 billion. This marks the seventh drop in net interest margins over the last eight quarters. A $2.2 billion drop in servicing fees was the primary contributor to a $1.7 billion drop in non-interest income. Credit-card lenders saw improvement in margins while mortgage lenders and international banks felt the most margin compression.

Industry loan loss provisions declined in the first quarter with provisions dropping again for the fourth time in five quarters. Non-current loans and net loan charge-offs showed continued improvements during the first quarter with non-current loans dropping $4.6 billion and charge-offs dropping $1.9 billion. Non-current loans dropped for the sixth consecutive quarter and net loan charge-offs have declined four of the last five quarters.

For the first quarter of 2004, the industry's total assets increased $302 billion or 3.3%. Mortgage-backed securities increased $121 billion while home equity loans and residential mortgage loans combined increased by $93 billion during the first quarter. Equity capital increased $55.2 billion during the first quarter.

During the first quarter of 2004, the total number of insured financial institutions declined from 9,181 to 9,116 institutions. Three insured institutions failed during the first quarter, while 91 were absorbed in mergers. There were 27 new charters reporting financial results. The overall number of financial institutions on the FDIC's "Problem List" fell to 114 from the third quarter 2003 number of 116. (Source:
The FDIC Quarterly Banking Profile, First Quarter 2004)

BANKING MARKET PROFILE
--------------------------------------------------------------------------------

Demographic and Economic Review
-------------------------------

Fidelity Federal Bancorp, Evansville, Indiana (the "Company"), through its subsidiary, operates from its main office and three branch offices located in Vanderburgh County, and one branch office located in Warrick County, Indiana. The following data is a review of the demographics and economics of the market areas in which the Company operates.

The table below lists the population of Vanderburgh and Warrick Counties and the State of Indiana.

------------------------------------------------------------------------------
                                POPULATION TRENDS
                                                               Estimate
                                    2000          2004           2009
------------------------------------------------------------------------------
Vanderburgh County, IN             171,922       172,173        172,433
     Percent Change                                 0.15%         0.15%
Warrick County, IN                  52,383        54,716         57,614
     Percent Change                                 4.45%         5.30%
State of Indiana                 6,080,485     6,223,030      6,399,622
     Percent Change                                 2.34%         2.84%
------------------------------------------------------------------------------
Source: SNL Securities, L.P. Claritas

The Warrick County banking market has shown an increase in population over the period reviewed above that of the State of Indiana. Vanderburgh County has shown minimal growth in population below both Warrick County and the State of Indiana. Warrick County has grown 4.45% since 2000 compared to 2.34% of the State of Indiana and 0.15% of Vanderburgh County.

-------------------------------------------------------------------------------
                              2004 AGE DISTRIBUTION

                   Vanderburgh County      Warrick County    State of Indiana
-------------------------------------------------------------------------------
Population               172,173               54,716            6,223,030
 0 - 14                  19.00%                21.00%             21.00%
15 - 34                  28.00%                24.00%             28.00%
35 - 54                  28.00%                32.00%             29.00%
55+                      25.00%                22.00%             22.00%
-------------------------------------------------------------------------------

The age distribution of Warrick County reflects a mature population base, which is concentrated (32.00%) in the 35-54 age group, compared to 29.00% for the State of Indiana in the same age group. Vanderburgh County reflects a population base concentrated between the 15-34 age group and the 35-54 age group.

--------------------------------------------------------------------------------
                                 INCOME TRENDS
                                                Percent                Percent
                                                 Change    Estimate     Change
                           2000       2004      00 - 04      2009      04 - 09
--------------------------------------------------------------------------------
Vanderburgh County
     Median HH Income      $37,153    $40,164     8.10%     $44,660     11.19%
     Per Capita            $20,655    $22,568     9.26%     $25,241     11.84%
Warrick County
     Median HH Income      $48,998    $54,335     10.89%    $61,168     12.58%
     Per Capita            $21,893    $24,938     13.91%    $28,572     14.57%
State of Indiana
     Median HH Income      $42,187    $45,373      7.55%    $49,501      9.10%
     Per Capita            $20,397    $22,543     10.52%    $25,323     12.33%
--------------------------------------------------------------------------------

The median and per-capita household income levels for Vanderburgh County are below those exhibited by the State of Indiana, while the Warrick County levels are above that of the State of Indiana. The Warrick County median household income and per capita income are expected to reach $61,168 and $28,572, respectively, by 2009. This compares to the State of Indiana with $49,501 and $25,323, respectively, and Vanderburgh County with $44,660 and $25,241 for 2009, respectively, expected median household income and per capita income levels.

The tables below present household growth trends and the 2004 income distribution levels for Vanderburgh County, Warrick County and the State of Indiana.

------------------------------------------------------------------------------
                              NUMBER OF HOUSEHOLDS
                                               Percent               Percent
                                               Change     Estimate    Change
                          2000        2004     00 - 04      2009     04 - 09
------------------------------------------------------------------------------
Vanderburgh County        70,623      70,712    0.13%        70,802   0.13%
Warrick County            19,438      20,523    5.58%        21,905   6.73%
State of Indiana       2,336,306   2,403,575    2.88%     2,488,259   3.52%
------------------------------------------------------------------------------

The number of households in both banking markets is projected to increase from 2004 to 2009. The number of households in the Warrick County banking market has increased from 19,438 to 20,523 since year 2000. This represents a growth rate of 5.58% compared to the State of Indiana with 2.88% and Vanderburgh County with 0.13% over the same period reviewed.

-----------------------------------------------------------------------------
                      2004 HOUSEHOLD INCOME DISTRIBUTION

                    Vanderburgh          Warrick          State of
                       County            County            Indiana
-----------------------------------------------------------------------------
Households             70,712            20,523           2,403,306
$ 0 - 24K              30.00%            18.00%            28.00%
$25 - 49K              31.00%            28.00%            32.00%
$50K+                  39.00%            54.00%            41.00%
-----------------------------------------------------------------------------

In 2004, 39.0% of the households in Vanderburgh County earn more than $50,000 per year compared to 54.0% for Warrick County and 41.00% for the State of Indiana. This indicates a high level of affluence exists in the Company's primary banking markets. In addition, projected 2009 income distribution data reflects an even greater level of affluence for the Company's banking markets.

-----------------------------------------------------------------------------
                       2009 HOUSEHOLD INCOME DISTRIBUTION

                    Vanderburgh          Warrick          State of
                       County            County            Indiana
-----------------------------------------------------------------------------
Households             70,802            21,905           2,488,259
$ 0 - 24K              27.00%            16.00%            22.00%
$25 - 49K              29.00%            25.00%            28.00%
$50K+                  44.00%            60.00%            49.00%
-----------------------------------------------------------------------------

COMPETITIVE MARKET OVERVIEW
--------------------------------------------------------------------------------

Fidelity Federal Bancorp, Evansville, Indiana (the "Company"), through its subsidiary, United Fidelity Bank, FSB (the Thrift") operates from its main office, its three branch offices located in Vanderburgh County, and one branch office located in Warrick County, Indiana.

The total deposit base of Vanderburgh County as of June 30, 2003 equals $3.7 billion and has exhibited a two year compound rate of -2.68%. At June 30, 2003, Vanderburgh County is serviced by 17 financial institutions. As of June 2003 the Company maintains a total deposit base of $104.8 million, representing a 2.82% market share position. The Company's total Vanderburgh County deposits have decreased $25.52 million since 2001, representing a two year compound rate of -10.33%.

The total deposit base of Warrick County as of June 30, 2003 equals $672.4 million and has exhibited a two year compound growth rate of 2.84%. At June 30, 2003, Warrick County is serviced by 10 financial institutions. As of June 2003 the Company maintains a total deposit base of $5.6 million, representing a 0.84% market share position. The Company's total Warrick County deposits have increased $1.8 million since 2001, representing a two year compound growth rate of 20.68%.

The following charts present a detailed summary of the Company's growth and market share position within its market areas as of June 30, 2003.

            VANDERBURGH COUNTY, INDIANA DEPOSIT MARKET SHARE ANALYSIS

                                                                                Branch
                                                                -----------------------------------
Holding Company               Institution                Type   Address                  City
---------------------------------------------------------------------------------------------------
Old National Bancorp          Old National Bank          Bank   2121 W Franklin St       Evansville
Old National Bancorp          Old National Bank          Bank   1925 Lincoln Ave         Evansville
Old National Bancorp          Old National Bank          Bank   961 Washington Ave       Evansville
Old National Bancorp          Old National Bank          Bank   2521 Washington Ave      Evansville
Old National Bancorp          Old National Bank          Bank   13221 Darmstadt Rd       Evansville
Old National Bancorp          Old National Bank          Bank   416-420 Main St          Evansville
Old National Bancorp          Old National Bank          Bank   4500 Washington Ave      Evansville
Old National Bancorp          Old National Bank          Bank   3888 First Ave           Evansville
Old National Bancorp          Old National Bank          Bank   2230 Hwy 41 N            Evansville
Old National Bancorp          Old National Bank          Bank   6245 Vogel Rd            Evansville
Old National Bancorp          Old National Bank          Bank   4920 Vogel Rd            Evansville
Old National Bancorp          Old National Bank          Bank   5124 Pearl Dr            Evansville
Old National Bancorp          Old National Bank          Bank   800 N Green River Rd     Evansville
Old National Bancorp          Old National Bank          Bank   420 Main St              Evansville
Old National Bancorp          Old National Bank          Bank   100 N Main St            Evansville



Fifth Third Bancorp           Fifth Third Bank           Bank   115 N Weinbach Ave       Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   7312 Eagle Crest Blvd    Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   691 E Diamond Ave        Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   661 S Green River Rd     Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   2350 Washington Ave      Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   415 Lincoln Ave          Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   201 N Fulton Ave         Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   1250 N Green River Rd    Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   11201 E Upr Mt Vernon Rd Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   12626 Us 41              Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   2300 W Franklin St       Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   4700 University Dr       Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   4209 Washington Ave      Evansville

                                           6/03
                                Two Yr.   Pct of    Deposits    Deposits    Deposits
                                Comp.      List      6/03         6/02        6/01
Holding Company                 Growth      (%)      ($000)      ($000)      ($000)
------------------------------------------------------------------------------------
Old National Bancorp             -1.13%     2.85     106,009     106,811     108,437
Old National Bancorp              9.40%     1.57      58,357      50,825      48,761
Old National Bancorp             -1.49%     0.55      20,349      21,513      20,970
Old National Bancorp             -3.33%     0.92      34,121      37,179      36,511
Old National Bancorp              5.39%     1.41      52,408      51,868      47,184
Old National Bancorp                 NA       NA          NA          NA   1,078,917
Old National Bancorp             -1.54%     3.70     137,610     145,183     141,948
Old National Bancorp             -4.84%     2.79     103,595     119,348     114,400
Old National Bancorp              1.88%     1.59      59,020      60,747      56,858
Old National Bancorp              9.85%     0.67      24,894      23,225      20,630
Old National Bancorp              7.62%     1.86      69,259      70,341      59,795
Old National Bancorp              1.08%     1.32      49,192      52,771      48,147
Old National Bancorp                 NA       NA          NA          NA       7,244
Old National Bancorp            260.84%    22.23     826,109     719,486      63,448
Old National Bancorp            -10.31%     1.27      47,183      49,566      58,656
                                            ----      ------      ------      ------
                                 -8.86%    42.73   1,588,106   1,508,863   1,911,906

Fifth Third Bancorp              -9.83%     1.18      43,812      48,425      53,882
Fifth Third Bancorp              15.83%     0.57      21,302      17,881      15,876
Fifth Third Bancorp              -8.35%     1.05      39,055      42,072      46,494
Fifth Third Bancorp              -8.51%     1.94      72,103      78,424      86,148
Fifth Third Bancorp              -6.60%     1.00      37,143      39,830      42,575
Fifth Third Bancorp                  NA       NA          NA          NA       1,264
Fifth Third Bancorp              -8.05%     0.76      28,166      31,812      33,314
Fifth Third Bancorp               3.65%     1.40      52,155      51,595      48,545
Fifth Third Bancorp              -5.51%     0.40      14,944      15,266      16,738
Fifth Third Bancorp                  NA     0.10       3,783          NA          NA
Fifth Third Bancorp              -4.03%     1.60      59,528      82,169      64,626
Fifth Third Bancorp              -3.29%     0.63      23,485      23,958      25,112
Fifth Third Bancorp              -8.60%     0.70      26,173      28,049      31,329

            VANDERBURGH COUNTY, INDIANA DEPOSIT MARKET SHARE ANALYSIS

                                                                                Branch
                                                                -----------------------------------
Holding Company               Institution                Type   Address                  City
---------------------------------------------------------------------------------------------------
Fifth Third Bancorp           Fifth Third Bank           Bank   4550 First Ave           Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   3150 E Lynch Rd          Evansville
Fifth Third Bancorp           Fifth Third Bank           Bank   20 Nw 3rd St             Evansville



Integra Bank Corp.            Integra Bank NA            Bank   12500 Hwy 41 N           Evansville
Integra Bank Corp.            Integra Bank NA            Bank   1718 N Fares Ave         Evansville
Integra Bank Corp.            Integra Bank NA            Bank   1020 N Burkhardt         Evansville
Integra Bank Corp.            Integra Bank NA            Bank   111 S Red Bank Rd        Evansville
Integra Bank Corp.            Integra Bank NA            Bank   500 N Green River Rd     Evansville
Integra Bank Corp.            Integra Bank NA            Bank   961 S Hebron             Evansville
Integra Bank Corp.            Integra Bank NA            Bank   227 Main St              Evansville
Integra Bank Corp.            Integra Bank NA            Bank   401 N Main St            Evansville
Integra Bank Corp.            Integra Bank NA            Bank   4659 First Ave           Evansville
Integra Bank Corp.            Integra Bank NA            Bank   130 N St Joseph Ave      Evansville



Evansville Teachers FCU       Evansville Teachers FCU    C U    4401 Theater Dr          Evansville

Diamond Valley FCU            Diamond Valley FCU         C U    840 Diamond Ave          Evansville

First Bancorp of Indiana Inc. First Federal Savings Bank Thrift 4615 University Dr       Evansville
First Bancorp of Indiana Inc. First Federal Savings Bank Thrift 2200 W Franklin St       Evansville
First Bancorp of Indiana Inc. First Federal Savings Bank Thrift 2028 Division St         Evansville
First Bancorp of Indiana Inc. First Federal Savings Bank Thrift 1001 N Green River Rd    Evansville
First Bancorp of Indiana Inc. First Federal Savings Bank Thrift 4601 Bellemeade Ave      Evansville
First Bancorp of Indiana Inc. First Federal Savings Bank Thrift 4451 N First Ave         Evansville

                                           6/03
                                Two Yr.   Pct of    Deposits    Deposits    Deposits
                                Comp.      List      6/03         6/02        6/01
Holding Company                 Growth      (%)      ($000)      ($000)      ($000)
-------------------------------------------------------------------------------------
Fifth Third Bancorp               -8.59%     2.35      87,232      97,052     104,402
Fifth Third Bancorp               -6.99%     0.84      31,115      33,861      35,970
Fifth Third Bancorp              -12.80%     5.40     200,504     185,509     263,679
                                             ----     -------     -------     -------
                                  -7.74%    19.92     740,500     775,903     869,954

Integra Bank Corp.               334.81%     0.03       1,210         691          64
Integra Bank Corp.                -0.71%     0.72      26,858      23,707      27,246
Integra Bank Corp.                    NA     0.19       6,961       1,646          NA
Integra Bank Corp.                    NA     0.23       8,716       3,031          NA
Integra Bank Corp.                 9.87%     0.33      12,442       9,905      10,307
Integra Bank Corp.                 7.40%     1.77      65,700      53,460      56,961
Integra Bank Corp.                 5.66%     6.96     258,696     199,635     231,726
Integra Bank Corp.                -7.89%     0.41      15,249      15,178      17,973
Integra Bank Corp.                 0.75%     0.71      26,385      23,858      25,993
Integra Bank Corp.               -18.06%     0.56      20,894      24,914      31,118
                                             ----      ------      ------      ------
                                   5.07%    11.91     443,111     356,025     401,388

Evansville Teachers FCU           14.85%    10.06     373,652     312,974     283,279

Diamond Valley FCU                10.31%     3.14     116,649     105,011      95,867

First Bancorp of Indiana Inc.      3.52%     0.35      13,044      12,445      12,172
First Bancorp of Indiana Inc.     -7.27%     0.95      35,281      39,981      41,027
First Bancorp of Indiana Inc.     -9.43%     0.58      21,539      23,299      26,255
First Bancorp of Indiana Inc.    -10.22%     0.27       9,869      11,091      12,245
First Bancorp of Indiana Inc.     -0.21%     0.58      21,520      21,490      21,609
First Bancorp of Indiana Inc.      0.77%     0.32      11,745      11,505      11,567
                                             ----      ------      ------      ------
                                  -4.87%     3.05     112,998     119,811     124,875

            VANDERBURGH COUNTY, INDIANA DEPOSIT MARKET SHARE ANALYSIS

                                                                                Branch
                                                                -----------------------------------
Holding Company               Institution                Type   Address                  City
---------------------------------------------------------------------------------------------------
Fidelity Federal Bancorp      United Fidelity Bank FSB   Thrift 18 Nw 4th St             Evansville
Fidelity Federal Bancorp      United Fidelity Bank FSB   Thrift 700 S Green River Rd     Evansville
Fidelity Federal Bancorp      United Fidelity Bank FSB   Thrift 4441 N First Ave         Evansville
Fidelity Federal Bancorp      United Fidelity Bank FSB   Thrift 4801 W Lloyd Expy        Evansville



Bank of Evansville NA         Bank of Evansville NA      Bank   530 N Saint Joseph Ave   Evansville
Bank of Evansville NA         Bank of Evansville NA      Bank   4424 Vogel Rd            Evansville



Evansville FCu                Evansville FCu             C U    Po Box 651               Evansville

Sterling United FCU           Sterling United FCU        C U    1330 W Franklin St       Evansville

Regions Financial Corp.       Union Planters Bank NA     Bank   7400 Eagle Crest Blvd    Evansville

Centurion FCU                 Centurion FCU              C U    Po Box 3787              Evansville

Evansville IN Frmns FCU       Evansville IN Frmns FCU    C U    312 N 4th Ave            Evansville

Gas & Electric Emps FCU       Gas & Elect. Emps FCU      C U    1118 W Franklin          Evansville

First Eldorado Bkshrs Inc.    First National Bk of Dana  Bank   1010 W Buena Vista Rd    Evansville

Deaconess Hsptl EmpsFCU       Deaconess Hsptl EmpsFCU    C U    600 Mary St              Evansville

Seaboard Gateway FCU          Seaboard Gateway FCU       C U    2710 Dixie Flyer Rd      Evansville

Aggregate:

                                           6/03
                                Two Yr.   Pct of    Deposits    Deposits    Deposits
                                Comp.      List      6/03         6/02        6/01
Holding Company                 Growth      (%)      ($000)      ($000)      ($000)
-------------------------------------------------------------------------------------
Fidelity Federal Bancorp          30.90%     0.77      28,717      30,681      16,759
Fidelity Federal Bancorp         -19.10%     1.01      37,369      47,284      57,098
Fidelity Federal Bancorp         -16.85%     0.59      21,920      24,503      31,702
Fidelity Federal Bancorp         -17.65%     0.45      16,821      19,801      24,802
                                             ----      ------      ------      ------
                                 -10.33%     2.82     104,827     122,269     130,361

Bank of Evansville NA                 NA     0.90      33,597      15,876          NA
Bank of Evansville NA                 NA     1.63      60,429      55,461          NA
                                             ----      ------      ------          --
                                      NA     2.53      94,026      71,337           0

Evansville FCu                    15.08%     0.95      35,281      29,311      26,640

Sterling United FCU               15.92%     0.84      31,387      27,903      23,357

Regions Financial Corp.            9.32%     0.73      26,964      23,165      22,564

Centurion FCU                     18.96%     0.48      17,750      15,119      12,543

Evansville IN Frmns FCU           11.02%     0.37      13,700      12,281      11,116

Gas & Electric Emps FCU           14.94%     0.14       5,065       4,645       3,834

First Eldorado Bkshrs Inc.            NA     0.13       4,832          NA          NA

Deaconess Hsptl EmpsFCU           18.76%     0.13       4,808       3,978       3,409

Seaboard Gateway FCU               5.04%     0.05       1,720       1,500       1,559

Aggregate:                        -2.68%   100.00   3,715,376   3,490,095   3,922,652

                        WARRICK COUNTY, INDIANA DEPOSIT MARKET SHARE ANALYSIS

                                                                                 Branch
                                                                    -------------------------------
Holding Company                Institution                   Type   Address                    City
---------------------------------------------------------------------------------------------------
Heritage Federal Credit Union  Heritage Federal Credit Union C U    5388 Old State Rd 66   Newburgh

Old National Bancorp           Old National Bank             Bank   8577 Ruffian Ln        Newburgh
Old National Bancorp           Old National Bank             Bank   224 W Main St         Boonville
Old National Bancorp           Old National Bank             Bank   705 State St           Newburgh



Peoples Bancshares             Peoples Trust & Savings Bank  Bank   132 S 3rd St          Boonville
Peoples Bancshares             Peoples Trust & Savings Bank  Bank   7199 Parker Dr         Newburgh



Fifth Third Bancorp            Fifth Third Bank              Bank   8422 Bell Oaks Rd      Newburgh

LNB Community Bancorp          Lynnville National Bank       Bank   114 W Lincoln Ave      Chandler
LNB Community Bancorp          Lynnville National Bank       Bank   215 Main St           Lynnville



Boonville FSB                  Boonville FSB                 Thrift 123 N 3rd St          Boonville

Elberfeld State Bank           Elberfeld State Bank          Bank   Main St               Elberfeld

Integra Bank Corp.             Integra Bank NA               Bank   7833 Hwy 66            Newburgh

Fidelity Federal Bancorp       United Fidelity Bank FSB      Thrift 8533 Bell Rd           Newburgh

First Bancorp of Indiana Inc.  First Federal Savings Bank    Thrift 8388 Bell Oaks Dr      Newburgh

Aggregate:

                                          6/03
                                Two Yr.  Pct of  Deposits Deposits  Deposits
                                 Comp.    List     6/03     6/02      6/01
Holding Company                 Growth     (%)    ($000)   ($000)    ($000)
----------------------------------------------------------------------------
Heritage Federal Credit Union   11.77%    31.99   215,083  193,354   172,157

Old National Bancorp             8.60%     9.74    65,514   60,316    55,553
Old National Bancorp           -18.47%     9.88    66,431   68,385    99,932
Old National Bancorp            11.42%     7.86    52,870   42,781    42,587
                                           ----    ------   ------    ------
                                -3.40%    27.48   184,815  171,482   198,072

Peoples Bancshares              -0.40%     9.33    62,762   63,283    63,268
Peoples Bancshares              69.96%     1.52    10,206    6,761     3,533
                                           ----    ------    -----     -----
                                 4.51%    10.85    72,968   70,044    66,801

Fifth Third Bancorp             -4.74%     9.40    63,210   79,617    69,660

LNB Community Bancorp           -0.69%     2.27    15,261   13,859    15,473
LNB Community Bancorp            5.77%     5.66    38,057   44,422    34,016
                                           ----    ------   ------    ------
                                 3.80%     7.93    53,318   58,281    49,489

Boonville FSB                    3.97%     5.22    35,121   33,343    32,490

Elberfeld State Bank            -1.29%     4.35    29,217   29,694    29,984

Integra Bank Corp.              -5.59%     1.51    10,154   11,910    11,392

Fidelity Federal Bancorp        20.68%     0.84     5,617    3,431     3,857

First Bancorp of Indiana Inc.   22.63%     0.43     2,892    2,234     1,923

Aggregate:                       2.84%   100.00   672,395  653,390   635,825

FINANCIAL HISTORY AND CONDITION
--------------------------------------------------------------------------------

Fidelity Federal Bancorp is a thrift holding company whose primary assets are its investment in its subsidiary savings bank, United Fidelity Bank, FSB (the "Thrift"). The following review presents a synopsis of the financial highlights and operating performance for the Company as contained within the SNL Securities Financial DataSource.

--------------------------------------------------------------------------------
                              Financial Highlights
                            Fidelity Federal Bancorp
                             (Dollars in Thousands)
                                     2001 Y     2002 Y     2003 Y   YTD 6/30/04
--------------------------------------------------------------------------------
Balance Sheet
Total Assets                        159,659    132,290    175,390     192,757
Total Net Loans                     104,432     73,087    100,437     107,104
Deposits                            120,155    106,791    120,680     120,401
Total Equity                         11,895      9,588     13,367      15,578

Profitability (%)
Net Income ($000)                       224     -4,395        214         175
Return on Average Assets               0.14      -2.75       0.14        0.18
Core ROAA                             -0.56      -0.64      -0.01        0.15
Return on Average Equity               2.18     -36.82       1.69        2.40
Core ROAE                             -9.04      -8.55      -0.12        1.98
Net Interest Margin                    2.03       2.18       2.15        2.46
As Reported Net Interest Margin        2.03       2.18       2.15          NA
Efficiency Ratio                     106.02      97.77     111.20       92.48
Noninterest Inc/ Operating Rev        52.80      50.99      52.86       38.10
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              Financial Highlights
                            Fidelity Federal Bancorp
                             (Dollars in Thousands)
                                                                           YTD
                                       2001 Y     2002 Y     2003 Y      6/30/04
--------------------------------------------------------------------------------
Balance Sheet Ratios/ Capital (%)
Loans/ Deposits                         88.69      69.22      83.84       89.54
Securities/ Assets                      12.96      28.41      31.74       32.96
Total Equity/ Total Assets               7.45       7.25       7.62        8.08
Tangible Equity/ Tangible Assets         6.92       7.25       7.62        8.08
Tier 1 Ratio                            10.71       9.95       9.16        9.82
Total Capital Ratio                     14.39      12.53      13.62       13.85
Leverage Ratio (Bank, BHC only)          8.50       8.50         NA          NA
Core Cap/Tang Assets (OTS Only)          8.48       8.80       7.00        7.08

Asset Quality (%)
Nonperforming Assets/ Assets             2.37       2.31       0.82        0.39
NPAs + Lns 90/ Assets                    2.40       2.31       0.99        0.53
NPAs/ Loans + OREO                       3.55       4.02       1.43        0.69
NCOs/ Avg Loans                          1.01       0.97       0.14        0.46
Reserves/ Loans                          2.01       1.13       0.73        0.65
Reserves/ NPAs                          56.56      27.36      51.00       93.45
Loan Loss Provision/ NCO               119.17     -38.26      11.50       84.62

Per Share Information ($)
Common Shares Outstanding (Actual)  5,987,009  6,740,883  9,618,658  10,999,871
Avg Shares, Diluted EPS             5,146,726  6,183,269  8,932,084  10,311,675
Book Value Per Share                     1.99       1.42       1.39        1.42
Tangible BV Per Share                    1.84       1.42       1.39        1.42
Dividends                              0.0000     0.0000     0.0000      0.0000
Diluted EPS after Extraordinary          0.04      -0.71       0.02        0.02
EPS Growth (year over year) (%)            NM         NM         NM         0.0
Core EPS                                -0.17      -0.16       0.00        0.02
Core EPS Growth (year over year) (%)       NM         NM         NM          NM
Core Cash Basis EPS                      0.08      -0.56       0.02        0.02
--------------------------------------------------------------------------------

The graphs that follow illustrate the Company's various performance trends in comparison to that of a comparable peer group. The Company's peer group consists of publicly traded non-mutual holding company thrifts which are not headquartered in the states of California or Florida and had as of June 30, 2004 total consolidated total assets between $100 million and $350 million and a last twelve month ("LTM") core return on average assets (ROAA) between 0.0% and 1.0% and are not under an agreement to be acquired. In addition, for comparability purposes only institutions which like the Company have December fiscal year-ends are included in the peer group.

The following tables represent the thrift institutions included in the peer group and summary performance measures.

--------------------------------------------------------------------------------
                   FIDELITY FEDERAL BANCORP CUSTOM PEER GROUP
                              (As of June 30, 2004)
                                                                          Total
                                                                         Assets
                                                                            YTD
Ticker     Company Name                      City              State      ($000)
--------------------------------------------------------------------------------
AABC       Access Anytime Bancorp, Inc.      Albuquerque       NM       285,340
AMFC       AMB Financial Corp.               Munster           IN       154,364
BRBI       Blue River Bancshares, Inc.       Shelbyville       IN       204,480
CFSB       Citizens First Financial Corp.    Bloomington       IL       334,225
ESBK       Elmira Savings Bank, FSB          Elmira            NY       313,560
FBTC       First BancTrust Corporation       Paris             IL       221,229
FFBI       First Federal Bancshares, Inc.    Colchester        IL       307,723
FFHS       First Franklin Corporation        Cincinnati        OH       272,770
GTPS       Great American Bancorp, Inc.      Champaign         IL       157,261
GSLA       GS Financial Corp.                Metairie          LA       209,496
HCFC       Home City Financial Corporation   Springfield       OH       153,259
LSBI       LSB Financial Corp.               Lafayette         IN       342,713
MCBF       Monarch Community Bancorp, Inc.   Coldwater         MI       291,925
NEIB       Northeast Indiana Bancorp, Inc.   Huntington        IN       225,099
PFED       Park Bancorp, Inc.                Chicago           IL       270,785
PBNC       PFS Bancorp, Inc.                 Aurora            IN       124,784
SSFC       South Street Financial Corp.      Albemarle         NC       211,671
STBI       Sturgis Bancorp, Inc.             Sturgis           MI       314,126
UCBC       Union Community Bancorp           Crawfordsville    IN       261,540

Median:                                                                 261,540

FFED       Fidelity Federal Bancorp          Evansville        IN       192,757

Percentile Ranking:                                                      20.80%
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                        FIDELITY FEDERAL BANCORP CUSTOM PEER GROUP
                                   (As of June 30, 2004)

                                            Equity/     Loans/    Core     Core  Efficiency
                                             Assets   Deposits    ROAA     ROAE       Ratio
                                                YTD        YTD     YTD      YTD         YTD
Ticker    Company Name                           (%)        (%)     (%)      (%)         (%)
-------------------------------------------------------------------------------------------
AABC      Access Anytime Bancorp, Inc.         5.62      82.79    0.54     7.83       71.32
AMFC      AMB Financial Corp.                  8.31     109.54    0.61     7.09       73.48
BRBI      Blue River Bancshares, Inc.          7.84      95.06    0.10     1.23       91.40
CFSB      Citizens First Financial Corp.      10.07     102.02    0.82     8.47       61.31
ESBK      Elmira Savings Bank, FSB             6.44      78.47    0.83    11.50       67.06
FBTC      First BancTrust Corporation         11.64      71.29    0.47     3.98       78.24
FFBI      First Federal Bancshares, Inc.       7.00      49.33    0.34     2.95       76.51
FFHS      First Franklin Corporation           8.64      91.38    0.28     3.21       80.20
GTPS      Great American Bancorp, Inc.        10.79      91.46    0.79     7.19       76.44
GSLA      GS Financial Corp.                  13.55      61.85    0.27     1.99       85.69
HCFC      Home City Financial Corporation      8.08     120.03    0.45     5.67       73.62
LSBI      LSB Financial Corp.                  8.43     126.32    0.88    10.28       60.63
MCBF      Monarch Community Bancorp, Inc.     14.39     124.86    0.18     1.03       83.53
NEIB      Northeast Indiana Bancorp, Inc.     11.78     127.50    0.74     6.12       71.07
PFED      Park Bancorp, Inc.                  11.03      98.96    0.83     7.38       63.63
PBNC      PFS Bancorp, Inc.                   21.76     126.51    0.72     3.24       64.34
SSFC      South Street Financial Corp.        12.01      78.03    0.36     3.00       81.12
STBI      Sturgis Bancorp, Inc.                8.99     112.70    0.53     5.46       75.74
UCBC      Union Community Bancorp             12.96     116.23    0.65     4.79       65.83

Median:                                       10.07      98.96    0.54     5.46       73.62

FFED      Fidelity Federal Bancorp             8.08      89.54    0.15     1.98       92.51

Percentile Ranking:                          22.20%     32.10%   3.40%   11.00%     100.00%
-------------------------------------------------------------------------------------------

The Company's assets have increased approximately $33.1 million since year-end 2001 or at a compound growth rate of 7.83%. The majority of the increase in assets, of $43.1 million, occurred during 2003. During 2002 the Company's assets declined approximately $27.4 million due primarily to the securitization and sale of indirect auto loans.


              [FIDELITY FEDERAL BANCORP GROWTH CHART APPEARS HERE]


                    Assets        Deposits      Net Loans
2001               $159,659       $120,155      $104,432
2002               $132,290       $106,791       $73,087
2003               $175,390       $120,680      $100,437
6/30/04            $192,757       $120,401      $107,104


As indicated above, total deposits of $120.4 million at June 30, 2004 have increased only $246 thousand since year-end 2001, resulting in a compound rate of 0.08%. The composition of the Company's deposit base since 2001 has demonstrated an increasing reliance on transaction accounts and certificates of deposit greater than $100,000 ("Jumbo CDs"). Over the period reviewed, the Company's transaction accounts have increased slightly from approximately 13.26% of total deposits to 15.45% while MMDAs have declined from 11.19% to 5.28% and Jumbo CDs have increased from 11.97% to 17.25%. Over the period reviewed the Company's time deposits under $100,000 have also declined from 59.76% of total deposits to 57.15%. Overall the Company has increased brokered deposits from approximately $248 thousand at December 31, 2001 to $13.3 million as of June 30, 2004. In addition the Company's total deposit accounts have declined from approximately 13,725 accounts at December 31, 2001 to 11,954 at June 30, 2004.

Since year-end 2001, the Company's net loans have increased $2.7 million representing a compound growth rate of 1.02%. Due primarily to the previously mentioned securitization and sale of the indirect auto loans during 2002, the Company experienced a decline in net loans of approximately $32.6 million. Over the period examined the Company's total 1-4 family mortgage loans have declined from approximately 41.92% of total loans to 36.05% of total loans. While multi-family real estate loans have declined from 3.62% of total loans, the Company's commercial real estate loans have increased from approximately 5.74% of total loans to 12.76%. Consumer related credits, which comprise the Company's single largest credit portfolio have declined slightly from 46.51% of total loans at December 31, 2001 to $42.5 million or 44.64% of total loans at June 30, 2004.

Overall at June 30, 2004 the Company has total managed automobile loans of approximately $90.4 million which includes $16.7 million in securitized auto loans, $38.9 million in auto loans serviced for others and $40.9 million of auto loans in the Company's loan portfolio. In addition, at June 30, 2004 the Company has approximately $27.0 million in off-balance sheet multifamily letters of credit.

           [FIDELITY FEDERAL BANCORP EQUITY/ ASSET CHART APPEARS HERE]


                             BANK          PEER
              2001           7.45%        10.19%
              2002           7.25%        11.07%
              2003           7.62%        11.06%
          06/30/04           8.08%        10.07%


The Company has historically maintained a higher degree of leverage with an equity to asset ratio below peer. However, the Company's equity to asset ratio has been increasing since year-end 2002 due primarily to the previously mentioned option exercises in 2003 and subsequent rights offering in 2004. As of June 30, 2004, the Company maintains a total equity to asset ratio of 8.08%, compared to peer of 10.07%. In addition as of June 30, 2004 the Company's core capital to tangible asset ratio as calculated for the OTS equals 7.08%.


     [FIDELITY FEDERAL BANCORP RETURN ON AVERAGE ASSETS CHART APPEARS HERE]


                             BANK          PEER
              2001           0.14%         0.73%
              2002          -2.75%         0.69%
              2003           0.14%         0.78%
     YTD 6/30/2004           0.18%         0.54%


Over the period reviewed the Company has experienced significantly below peer earnings performance. During 2002, the Company reported a loss on continuing operations of $2.4 million net of tax and a loss on discontinued operations of $2.0 million net of tax. As part of the loss on continuing operations experienced during 2002 the Company reported non-recurring losses of $2.35 million. Excluding these non-recurring losses the Company's core return on average assets equaled -0.58% during 2002. Since 2002 the Company's performance while improving slightly has remained significantly below peer. Over the first six months of 2004 the Company's total net income equals $175,000 representing an annualized return on average assets and average equity of 0.18% and 2.40%, respectively. On a core earnings basis, excluding gains on sales of securities, over the first six months of 2004 the Company's net income equals $144,000 which represents an annualized core ROAA and ROEA of 0.15% and 1.98%, respectively.

     [FIDELITY FEDERAL BANCORP RETURN ON AVERAGE EQUITY CHART APPEARS HERE]


                             BANK          PEER
              2001           2.18%         6.04%
              2002         -36.82%         6.11%
              2003           1.69%         6.45%
     YTD 6/30/2004           2.40%         5.46%




     [FIDELITY FEDERAL BANCORP EFFICIENCY RATIO CHART APPEARS HERE]


                            BANK           PEER
              2001         100.76%        69.26%
              2002          95.70%        65.06%
              2003         111.20%        68.34%
     YTD 6/30/2004          92.51%        73.62%


Over the period reviewed the Company has reported a significantly higher efficiency ratio compared to peer. The Company's excessive efficiency ratio can primarily be attributed to a significantly below peer net interest margin and an above peer level of non-interest expense.

[FIDELITY FEDERAL BANCORP TOTAL LOANS AND LEASES TO DEPOSITS CHART APPEARS HERE]


                             BANK          PEER
              2001          88.69%       110.83%
              2002          69.22%        98.32%
              2003          83.84%        96.52%
          06/30/04          89.54%        98.96%




                 [FIDELITY FEDERAL BANCORP NET INTEREST/AVERAGE
                       EARNING ASSETS CHART APPEARS HERE]


                             BANK          PEER
              2001           2.03%         2.87%
              2002           2.18%         3.30%
              2003           2.15%         3.21%
     YTD 6/30/2004           2.46%         3.19%

The Company's net interest margin has remained below peer throughout the period reviewed. Over the six months ending June 30, 2004, the Company's net interest margin has increased 31 basis points to 2.46% versus the peer level of 3.19%. The primary contributors to the Company's below peer net margin are a below peer loan to deposit ratio and a significantly below peer yield on earning assets. Through the second quarter of 2004 the Company's yield on total loans equals 5.56% versus the median of the peer group of 6.27%. In addition, the Company's yield on its securities portfolio equals 3.38% versus 3.63% for peer. Overall, over the first six months of 2004, the Company's yield on earning assets equals 4.73% versus peer of 5.54%.

Over the period reviewed the Company has increasingly relied on borrowings and other non-core funding mechanisms to fund its balance sheet activities. As of June 30, 2004, the Company's total borrowings equal $55.3 million and represent 28.67% of total assets compared to the peer group median of borrowing position of 15.97% of total assets.


             [FIDELITY FEDERAL BANCORP NON-INTEREST INCOME/AVERAGE
                           ASSETS CHART APPEARS HERE]


                             BANK          PEER
              2001           2.38%         0.55%
              2002           2.15%         0.58%
              2003           2.12%         0.74%
     YTD 6/30/2004           1.37%         0.56%


The Company's non-interest income as a percentage of average assets has remained well above peer over the period reviewed. A considerable portion of non-interest income was derived from gains on sale of loans, servicing fees on loans sold and fees on letters of credit. Over the first six months of 2004, the Company's total non-interest income equals $1.36 million and represents 1.37% of average assets on an annualized basis.

             [FIDELITY FEDERAL BANCORP NON-INTEREST EXPENSE/AVERAGE
                           ASSETS CHART APPEARS HERE]


                             BANK          PEER
              2001           4.32%         2.36%
              2002           4.75%         2.34%
              2003           4.24%         2.46%
     YTD 6/30/2004           3.34%         2.49%


Over the period reviewed the Company's non-interest expense to average assets has remained significantly above peer. A contributing factor to the Company's above peer non-interest expense is the Company's high level of compensation expense compared to that of peer. Over the six months ending June 30, 2004, the Company's total compensation expense equals 45.81% of total revenues compared to the median peer level of 37.62%. Overall, for the six months ending June 30, 2004 the Company's non-interest expense is 3.34% compared to peer of 2.49%.

The Company's level of non-performing assets has been improving over the period presented. As of June 30, 2004, the Company has $638,000 in non-accrual loans, $268,000 in loans 90 + days past due and still accruing and $110,000 in other real estate owned. As of June 30, 2004 total non-performing assets represent 0.53% of total assets compared to 0.99% at year-end 2003. The Company's level of non-performing loans, of 0.59% of total gross loans, has declined to below peer level as of June 30, 2004. As mentioned previously the Company has a significant level of consumer loans which consist primarily of indirect and new and used auto credits. As of June 30, 2004, the Company's total consumer loans represent 44.64% of total loans compared to the peer group median of 13.92%. Company management has indicated the Company ceased originations of indirect auto credits in September 2004 and is in the process of exiting this business.

 [FIDELITY FEDERAL BANCORP NON-PERFORMING LOANS/GROSS LOANS CHART APPEARS HERE]


                             BANK          PEER
              2001           3.55%         1.11%
              2002           1.24%         0.93%
              2003           1.40%         1.07%
          06/30/04           0.59%         0.81%


The Company experienced a high level of charge-offs and non-performing loans during 2001 and 2002. For the years ending December 31, 2001 and 2002 the Company experienced net loan charge-offs of approximately $1.1 million or 1.01% of average loans and $941,000 or 0.97% of average loans, respectively. The Company has significantly reduced its level of net charge-offs and non-performing loans since 2002. As of June 30, 2004 the Company's non-performing loans to gross loans equal 0.59% compared to peer of 0.81%.


[FIDELITY FEDERAL BANCORP NET LOAN CHARGEOFFS/AVERAGE LOANS CHART APPEARS HERE]


                             BANK          PEER
              2001           1.01%         0.12%
              2002           0.97%         0.16%
              2003           0.14%         0.05%
          06/30/04           0.46%         0.23%

  [FIDELITY FEDERAL BANCORP LOAN LOSS RESERVES/TOTAL LOANS CHART APPEARS HERE]


                             BANK          PEER
              2001           2.01%         0.59%
              2002           1.13%         0.73%
              2003           0.73%         0.85%
          06/30/04           0.65%         0.72%


As of June 30, 2004, the Company's allowance for loan losses equals $699,000 or 0.65% of total loans and 77.2% of non-performing loans. In addition, the Company's valuation allowance for multi-family letters of credit totals $300,000 at June 30, 2004 and represents 1.11% of the $27.0 million in outstanding off-balance sheet multi-family letters of credit. Over the six months ending June 30, 2004, the Company's gross loan loss provision expense equals $323,000 which was reduced by a $114,000 credit to the loan loss provision due to the sale of consumer loans out of portfolio. Based on the asset quality indicators above, the Company's allowance for loan and lease losses appears adequate to absorb any reasonably anticipated charge-offs within the loan portfolio.

While the Company's asset quality has improved significantly and appears satisfactory, the Company's overall risk profile is nevertheless significantly above peer. The Company's increasing reliance on non-core funding, below peer equity to asset ratio, significant exposure to indirect auto loans (which the Company ceased originating in September 2004) and multi-family letters of credit coupled with a low level of earnings and high efficiency ratio increase the risks associated with the Company.

        [FIDELITY FEDERAL BANCORP PRICE TO BOOK RATIO CHART APPEARS HERE]


                             BANK           PEER
              2001           122.6          80.9
              2002           105.6          92.7
              2003           113.7         115.1
          06/30/04           102.8         121.5



       [FIDELITY FEDERAL BANCORP PRICE EARNINGS RATIO CHART APPEARS HERE]


                              BANK          PEER
              2001           61.00         13.40
              2002              NM         12.20
              2003              NM         28.10
     YTD 6/30/2004           36.50         24.10

   [FIDELITY FEDERAL BANCORP PRICE TO CORE EARNINGS RATIO CHART APPEARS HERE]


                              BANK          PEER
              2001              NM         14.90
              2002              NM         14.70
              2003              NM         20.00
          06/30/04           95.90         21.00


The Company experienced core earnings losses during the 2001 to 2003 period. Over the first six months of 2004, the Company's pre-tax income equals $96,000 and its after-tax income equals $175,000. It should be noted during the period the Company experienced an income tax benefit of $79,000. Included in the tax benefit are income tax credits of $111,000 from the Company's investment in affordable housing limited partnership interests. In addition, for the year-ending 2003 the Company experienced a pre-tax loss of $6,000 which was offset by income tax benefits of $220,000.

At December 31, 2003, the Company had a deferred tax asset of $4.9 million for the expected benefit to be realized from the federal and state net operating loss carryovers. In addition, the Company also had a deferred tax asset of $1.6 million for low income housing tax credits. The Company's ability to utilize these tax credits depends on the generation of sufficient taxable income before the expiration of the carryover periods. At December 31, 2002, the Company established a valuation allowance of $600,000 against the deferred tax assets because the Company believed it was more likely than not that future earnings will be insufficient to realize the entire amount of the loss carryforwards and tax credits. The valuation allowance was established to reduce the deferred tax assets to the amounts the Company believed will more likely than not be realized.

METHODOLOGY
--------------------------------------------------------------------------------

In order to determine the fair value of a common stock in relation to the assets, earnings and equity of a company it requires a comprehensive analysis of the company, its markets, future growth prospects and the micro and macro economic environment in which it operates. The concept of fair value requires explicit utilization of valuation methods normally considered by analysts and the courts to determine fair value. The Transaction Value Method of valuing a share of common stock is determined by examining a limited number of transactions which are assumed to have occurred at arm's length. The Asset Value Method is based on adjusted value of net assets. The Adjusted Book Value Method evaluates prevailing market conditions for companies by comparing the market price to book value ratios of comparable publicly traded organizations to the subject company. The Investment Value Method relates investor's perception of comparable publicly traded organizations by comparing the market price to earnings per share of these organizations to the subject company. The Earnings Value Method relates value to the earnings capacity of the Company.

In addition to the above valuation methodologies, some courts have held that the appraiser should also consider control premiums in the determination of fair value. The appraiser must use extreme care in employing whole bank acquisition transactions as a proxy for control premiums and fair value. In utilizing acquisition comparables in the determination of fair value, the appraiser must be cautious in the selection of comparable banks and transactions. The acquisition market is dynamic and influenced by significantly more factors than simply comparing transactions to a subject company. There are three major issues of concern which can have a dramatic impact on acquisition transactions. The following presents the three primary factors to be considered when and if acquisition comparables are utilized:

Utilizing Stock Transactions in Comparables
-------------------------------------------

It is a very common practice when a bank acquires another bank to trade shares of common stock. In these transactions, the acquiring bank issues new shares to the shareholders of the selling bank in exchange for their common shares. What a bank can pay for another bank utilizing common stock, in most cases, is significantly different than what an acquirer may or could pay in cash. There are many factors that influence the price a bank can sell for in a stock transaction that have nothing to do with the selling entity. These would include the price of the acquiring company's shares, the bank stock market, the price-to-earnings and price-to-equity ratios of the acquiring company and the current and projected level of earnings of the acquirer. These factors have nothing to do with the acquired company, but these factors comprise at least one-half of the factors that determine what a bank may sell for in a stock transaction.

In a transaction such as the Company's proposed Going Private Transaction, the fractional shares will receive cash in return for their shares. Comparing a cash based transaction to a stock exchange merger is like comparing apples to oranges.

Acquisition Accounting
----------------------

Prior to June 30, 2001, acquisitions were accounted for utilizing two different accounting methods. Transactions that were not substantially all common stock of the acquiring company were, in most instances, accounted for under the purchase method of accounting for business combinations. Transactions where the acquired company received their entire sale price in the acquiring company's common stock were typically accounted for under the pooling of interest method of accounting. Experts should agree that the accounting and financial impact of stock pooling of interest transactions produced superior financial results when compared to the purchase method of accounting utilized in reporting cash transactions.

Synergies/Cost Savings
----------------------

The majority of bank acquisition transactions involve transactions in which the acquiring entity is also a bank. Because of the banking industry's uniformity in operations and ability to realize economies of scale in consolidation, an acquiring bank is able to pay a premium due to the potential for cost savings from employee lay-offs, branch closings and consolidation of operations. It is these actions that allow an acquirer to significantly increase the earnings of the acquired institution and justify paying a control premium.

If acquisition comparables are utilized, they must be acquisitions where the seller receives cash and there should be a minimum of synergies between the companies that are being combined. While most opinions regarding fair value are focused on making sure that shareholders are treated fairly, the improper utilization of acquisition comparables can be extremely damaging to the corporation and produce an unrealistic valuation level.

The following discusses each method in determining the fair value of the Company's common shares.

For purposes of this appraisal the Company's shareholders' equity, net income and shares outstanding have been adjusted as follows.


                              VALUATION ADJUSTMENTS
------------------------------------------------------------------------------
September 30, 2004 Shareholders' Common Equity              $16,171,000

9/30/04 Stated Nine Month Pre-tax Income                       $209,000
Less: Gain on Sale of Securities                                (47,000)
                                                            -----------
9/30/04 Adjusted Pre-tax Net Income                            $162,000
Tax Effect @ 35%                                                (57,000)
                                                            -----------
9/30/04 Nine Month Core Net Income                             $105,000
9/30/04 Nine Month Affordable Housing Tax Credits               166,000
                                                            -----------
Adjusted 9/30/04 Core Nine Month Net Income                    $271,000

Annualized Adjusted 9/30/04 Core Nine Month Net Income         $361,000

October 15, 2004 Common Shares Outstanding                   10,999,871
------------------------------------------------------------------------------

It should be noted the Company has a total of 374,496 options outstanding with a weighted average strike price of $5.07 per option. In addition, the Company has warrants outstanding to purchase 527,753 Company common shares at a weighted average exercise price of $3.22 per share.

TRANSACTION VALUE METHOD
--------------------------------------------------------------------------------

The Transaction Value represents the price(s) at which shares of common stock in the Company have exchanged hands between a willing buyer and seller. A market value can be determined based on a limited number of transactions. As of November 9, 2004, the Company has 10,999,871 common shares outstanding. Trading in the Company's common shares has been relatively active. As of November 8, 2004, 4,200 shares of the Company's common stock were reported traded and the Company's common shares closed trading on the NASDAQ at $1.71 per share. Over the last thirty business days ending on November 8, 2004, the Company has had 98,900 of its common shares trade on NASDAQ with closing prices between $1.43 and $1.95 per common share. Over this period, the average and median closing price of the Company's common shares equals $1.59 and $1.57 per common share, respectively. Further, over the last thirty trading days the Company's average daily trading volume as reported on NASDAQ equals 3,297 shares and the weighted average closing price of the Company's common shares over this period equals $1.61. In addition, the median and average closing price of the Company's common shares since January 1, 2004 equals $1.70 and $1.74, respectively, and the weighted average closing price during this period equals $1.75 per common share. Further, as mentioned previously, after the close of the market on October 28, 2004, the Company announced the Office of Thrift Supervision ("OTS") had terminated the Supervisory Agreement between the Thrift and the OTS in its entirety. The Company's weighted average closing price since October 28, 2004 equals $1.69 per common share and its median closing price during this timeframe equals $1.70 per common share. Based on this information summarized below the Transaction price in the Company's common stock is $1.71 per common share.

                                Transaction Value
-------------------------------------------------------------------------------
Closing Price Per Share on November 8, 2004                     $1.71
           Multiple of 9/30/04 Book Value                        1.16X
30 Day Weighted Average Closing Price                           $1.61
           Multiple of 9/30/04 Book Value                        1.10X
Median Closing Price Since January 1, 2004                      $1.70
           Multiple of 9/30/04 Book Value                        1.16X
Year-to-date Weighted Average Closing Price                     $1.75
           Multiple of 9/30/04 Book Value                        1.19X
Weighted Average Closing Price Since 10/28/04                   $1.69
           Multiple of 9/30/04 Book Value                        1.15X
-------------------------------------------------------------------------------

ASSET VALUE METHOD
--------------------------------------------------------------------------------

The Asset Value Method considers the value of assets based on information available. The valuation is based on "market adjusted" book value. Analysis of the Company's financial statements as of September 30, 2004 indicates the Company has a net deferred tax asset equal approximately to $4,300,000. The following presents the Asset Value based on adjustments derived from the Company's internal September 30, 2004 financial statements and September 30, 2004 form 8-K filed by the Company with the SEC.

-------------------------------------------------------------------------------
         Shareholders' Common Equity (9/30/04)                $16,171,000

         Deferred Tax Asset of Net Loss Carryovers             (4,300,000)
                                                              -----------

             Net Market Adjusted Book Value                   $11,871,000
                                                              ===========

                Per Common Share                                    $1.08

                Multiple of Book Value                               0.73X
-------------------------------------------------------------------------------

ADJUSTED BOOK VALUE METHOD
--------------------------------------------------------------------------------

The adjusted book value method adjusts the shareholders' equity (book value) of the Company to reflect investors perceptions of future returns of the Company. A multiple is applied due to book value not accurately reflecting these investor perceptions which help determine the fair value of the Company. The factor applied to book value reflects current market conditions and is the median ratio of the market price to book value for the previously established set of comparable thrift institutions.

The Company's peer group (the "Comparable Thrift Group") consists of publicly traded non-mutual holding company thrifts not under an announced agreement to merge which are not headquartered in the states of California or Florida and have total consolidated total assets between $100 million and $350 million and a last twelve month ("LTM") core return on average assets (ROAA) between 0.0% and 1.0%. In addition, for comparability purposes only institutions which like the Company have December fiscal year-ends are included in the peer group.

The following section presents the determination of the Comparable Thrift Group median multiple of market price-to-book value and the application of this multiple to the September 30, 2004 book value of the Company.

Comparable Thrift Group
-----------------------

The following table provides detailed analysis of the market price-to-book value per share multiple of the Comparable Thrift Group.


                  Ratio of Market Price-To-Book Value Per Share
                                November 8, 2004
--------------------------------------------------------------------------------
                 FIDELITY FEDERAL BANCORP COMPARABLE THRIFT GROUP
                             (As of November 8, 2004)

                                                                        Price/
Ticker    Company Name                     City             State   Book Value
--------------------------------------------------------------------------------

AABC      Access Anytime Bancorp, Inc.     Albuquerque      NM          1.04 X
AMFC      AMB Financial Corp.              Munster          IN            1.04
BRBI      Blue River Bancshares, Inc.      Shelbyville      IN            1.12
ESBK      Elmira Savings Bank, FSB         Elmira           NY            1.45
FBTC      First BancTrust Corporation      Paris            IL            1.11
FFBI      First Federal Bancshares, Inc.   Colchester       IL            1.28
FFHS      First Franklin Corporation       Cincinnati       OH            1.39
GTPS      Great American Bancorp, Inc.     Champaign        IL            1.08
GSLA      GS Financial Corp.               Metairie         LA            0.74
HCFC      Home City Financial Corporation  Springfield      OH            1.05
MCBF      Monarch Community Bancorp, Inc.  Coldwater        MI            0.90
NEIB      Northeast Indiana Bancorp, Inc.  Huntington       IN            1.19
SSFC      South Street Financial Corp.     Albemarle        NC            1.13
STBI      Sturgis Bancorp, Inc.            Sturgis          MI            1.41
UCBC      Union Community Bancorp          Crawfordsville   IN            1.05
WEFC      Wells Financial Corp.            Wells            MN            1.25

Median                                                                    1.12
--------------------------------------------------------------------------------

Source: Financial information supplied by SNL Financial L.P. DataSource. Pricing as of November 8, 2004

The following presents the application of the median multiple to the Company's September 30, 2004 shareholders' equity.

-------------------------------------------------------------------------------
September 30, 2004 Shareholders' Equity                     $16,171,000
Peer Group Multiple                                                1.12X
                                                            -----------
Adjusted Book Value                                         $18,112,000
                                                            ===========
     Per Common Share                                             $1.65
     Multiple of Book Value                                        1.12X
-------------------------------------------------------------------------------

INVESTMENT VALUE METHOD
--------------------------------------------------------------------------------

The Investment Value Method establishes a proxy for value based on the core earnings capacity of a company. This technique is based on the premise that investors' value shares of stock by analyzing the earnings of the organization and subsequently apply a multiple that reflects future growth prospects.

A price/core earnings multiple is computed by utilizing the median price/core earnings multiples of the previously established Comparable Thrift Group. This multiple reflects investor perceptions of the future earnings capacity and market value of the Comparable Thrift Group.

Comparable Thrift Group
-----------------------

The median multiple for the Comparable Thrift Group is derived in the following table.

           Ratio of Market Price to Annualized Core Earnings Per Share
                                November 8, 2004


--------------------------------------------------------------------------------
                FIDELITY FEDERAL BANCORP COMPARABLE THRIFT GROUP
                            (As of November 8, 2004)


                                                                          Price/
Ticker   Company Name                        City              State    Core EPS
--------------------------------------------------------------------------------

AABC     Access Anytime Bancorp, Inc.        Albuquerque       NM        16.32 X
AMFC     AMB Financial Corp.                 Munster           IN          15.40
BRBI     Blue River Bancshares, Inc.         Shelbyville       IN          88.00
ESBK     Elmira Savings Bank, FSB            Elmira            NY          13.36
FBTC     First BancTrust Corporation         Paris             IL          26.69
FFBI     First Federal Bancshares, Inc.      Colchester        IL          37.13
FFHS     First Franklin Corporation          Cincinnati        OH          45.23
GTPS     Great American Bancorp, Inc.        Champaign         IL          14.83
GSLA     GS Financial Corp.                  Metairie          LA          27.75
HCFC     Home City Financial Corporation     Springfield       OH          19.23
MCBF     Monarch Community Bancorp, Inc.     Coldwater         MI          87.50
NEIB     Northeast Indiana Bancorp, Inc.     Huntington        IN          19.29
SSFC     South Street Financial Corp.        Albemarle         NC          35.96
STBI     Sturgis Bancorp, Inc.               Sturgis           MI          26.00
UCBC     Union Community Bancorp             Crawfordsville    IN          19.85
WEFC     Wells Financial Corp.               Wells             MN          18.17

Median                                                                     22.93
--------------------------------------------------------------------------------

Source: Financial information supplied by SNL Financial L.P. DataSource. Pricing as of November 8, 2004.


Applying the median price-to-annualized core earnings multiple of the Comparable Thrift Group to the Company's adjusted September 30, 2004 annualized core net income results in the Investment Value for the Company.

--------------------------------------------------------------------------------
Adjusted 9/30/04 Annualized Company Core Net Income               $  361,000
Price/Earnings Multiple                                               22.93X
                                                                  ----------
Investment Value                                                  $8,278,000
                                                                  ==========
     Per Common Share                                                 $0.75
     Multiple of Book Value                                            0.51X
--------------------------------------------------------------------------------

EARNINGS METHOD
--------------------------------------------------------------------------------

The Earnings Method is based on the premise that common stock value is equivalent to that price at which its future dividends and residual earnings will produce a particular yield. The yield or discount rate utilized in the appraisal is 13 percent based on analysis of available market information and consideration of risk factors including those specific to the Company.

The following is an analysis and disaggregation of the discount rate for all publicly traded thrift institutions as of November 8, 2004 which are not mutual holding companies, are not being acquired and which have positive net income on a year-to-date basis.


           Discount Rate Analysis Publicly Traded Thrift Institutions
--------------------------------------------------------------------------------
Median Core P/E Ratio Publicly Traded Thrift Institutions                17.70X
Median Core E/P Ratio Publicly Traded Thrift Institutions                 5.65%
Median Dividend Payout Ratio Publicly Traded Thrift Institutions         34.30%
Median Retention Ratio Publicly Traded Thrift Institutions               65.70%
Median Return on Average Equity Publicly Traded Thrifts                  10.04%

1) Sustainable Growth Rate                                                6.60%

Implied Median Discount Rate all Public                                  12.25%
--------------------------------------------------------------------------------
1) Sustainable Growth is equal to the median Core ROAE times the median retention ratio.


The median required return is equal to the E/P ratio plus the median sustainable growth rate. The disaggregation of the P/E ratio demonstrates the required return for publicly traded thrifts, as of November 8, 2004, equals 12.25%. As previously mentioned, while the Company's asset quality has improved significantly and appears satisfactory, the Company's overall risk profile is nevertheless significant. The Company's increasing reliance on non-core funding, low equity to asset ratio, significant exposure to indirect auto loans and multi-family letters of credit coupled with a low level of earnings and high efficiency ratio increase the risks associated with the Company. Based on the above information, a discount rate of 13.00% will be utilized for the purposes of this appraisal.

Two earnings methods are established:

     1.   Short-term value based on 5 years projections and cash flows;
     2.   Long-term value based on 20 year projections and cash flows.

The September 30, 2004 average asset and ending equity levels are used as the basis for the projections. An asset growth rate of 7% is utilized in the short-term and 5% in the long-term. The Company's return on average assets is projected to begin at 0.20% and increase to 0.55% by year 5 and then increase five basis points per year until it reaches 1.30% in year 20. Dividends are not projected to be paid in years 1 through 5 and then beginning in year 6 dividends will equal 35.0% of net income. The net income at the end of the fifth year, for the short-term, and the end of the twentieth year, for the long-term, are given a terminal value equal to the Comparable Thrift Group median price to earnings multiple of 22.93 times ending income.

                          5 Year Summary Projected Data
--------------------------------------------------------------------------
         Year      Assets          Net Income      Dividends      Equity
--------------------------------------------------------------------------
          1        $207,696         $415             $0         $16,586
          2         222,234          556              0          17,142
          3         237,791          832              0          17,974
          4         254,436        1,145              0          19,119
          5         272,247        1,497              0          20,617
--------------------------------------------------------------------------

                                Financial Ratios
--------------------------------------------------------------------------
         Year      Return on Assets    Return on Equity     Equity/Assets
--------------------------------------------------------------------------
          1               0.20%               2.50%              7.99%
          2               0.25                3.24               7.71
          3               0.35                4.63               7.56
          4               0.45                5.99               7.51
          5               0.55                7.26               7.57
--------------------------------------------------------------------------

Value of the Company in the short-term method is derived by applying a terminal value equal to 22.93 times the ending net income. The use of the 22.93 multiple reflects the median price to earnings ratio of the publicly traded Comparable Thrift Group previously discussed in the Methodology Section.

The short-term valuation analysis is presented below:

----------------------------------------------------------------------------
          Short-term Value                                     $18,635,000
                                                               ===========
              Per Common Share                                       $1.69
              Multiple of Book Value                                   1.15X
----------------------------------------------------------------------------

Utilizing the five-year projections prepared for the short-term valuation as a base, twenty-year projections are prepared. Assumptions utilized in the long-term projections are:

     o Return on assets will increase from 0.20% in year 1 to 0.55% in 5 and then increase 5 basis points per year thereafter until it reaches 1.25% in year 19.
     o Dividends will not be paid in years 1 through 5 and then increase to 35% of net income in years 6 through 20.

Based on these assumptions and a terminal value equal to 22.93 times ending adjusted income, the long-term valuation analysis is presented below:

----------------------------------------------------------------------------
          Long-term Value                                      $18,070,000
                                                               ===========
              Per Common Share                                       $1.64
              Multiple of Book Value                                  1.12X
----------------------------------------------------------------------------

ACQUISITION COMPARABLE METHOD
--------------------------------------------------------------------------------

PBS performed an analysis of bank and thrift acquisition transactions in the United States where the seller's assets were under $500 million excluding California, Florida and Texas (the "Comparable Acquisition Group"). In order to limit some of the potential concerns discussed in the methodology section concerning the utilization of acquisition comparable transactions in determining fair value, the analysis utilized cash transactions where the acquirer was a newly formed holding company formed for the purpose of acquiring the seller. In addition, the search was limited to acquisition transactions announced since June 30, 2001 when transaction accounting rules were changed.

As previously discussed, all acquisition pricing usually contains some element of the synergistic effect of the combination of two companies. We are unaware of a method of completely isolating or excluding these effects from the overall price. To somewhat mitigate this concern, all of the acquirers contained in the Acquisition Comparable Group were new holding companies formed by investor groups for the purpose of acquiring the seller. These companies would typically be unable to realize the degree of cost savings and synergies available in most transactions where the acquirer is an existing financial institution. As mentioned previously, it is the cost savings and synergies in operations that allow acquirers to pay a higher price than would otherwise be possible. The following table demonstrates the results of this analysis:

-------------------------------------------------------------------------------------------------------------------------
                                              PRIVATE ACQUISITION COMPARABLES
                                                                                                                   Total
                                                                                                                  Assets
Buyer Name                          Target Name                         Target City   State  Type          Date   ($000)
-------------------------------------------------------------------------------------------------------------------------
Investor group                      Western Dakota Holding Company      Timber Lake   SD     Bank    04/06/2004   16,915
Investor Group                      Strategic Capital Bancorp Inc.      Champaign     IL     Bank    01/03/2004  187,272
Investor group                      Superior Financial Holding Corp     Two Harbors   MN     Bank    12/17/2003   70,984
NS&L Acquisition Corp.              NS&L Bancorp, Inc.                  Neosho        MO     Thrift  05/23/2003   68,382
Investor group                      Clayton Bankshares Inc.             Clayton       WI     Bank    12/07/2002   16,739
Investor group                      N.B.C. Bancshares in Pawhuska, Inc  Pawhuska      OK     Bank    10/21/2002   43,108
Investor group                      Financial Services of Lowry, Inc    Lowry         MN     Bank    07/10/2002   20,196
Private Investor                    First Bancorp of Oklahoma, Inc.     Tonkawa       OK     Bank    06/13/2002   54,165
Investor group                      North Star Holding Company, Inc.    Jamestown     ND     Bank    06/10/2002  114,400
First Southern Bancshares           Shawnee Bancshares,Inc.             Grand Tower   IL     Bank    04/29/2002   20,374
Berkshire Financial Holdings, Inc.  USABancShares.com, Inc.             Philadelphia  PA     Thrift  03/11/2002  283,249
Marshall Bancorp Inc.               Norkitt Bancorp, Inc.               Hallock       MN     Bank    11/05/2001   51,116
Folkston Investors LLC              First National Corporation          Folkston      GA     Bank    08/13/2001   30,830
Community State Bancshares          Bradley Corporation                 Bradley       AR     Bank    08/07/2001   14,339
Chickasaw Banc Holding Co.          First Bancorp in Davidson, Inc      Davidson      OK     Bank    07/23/2001    8,172

Median                                                                                                            43,108
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                              PRIVATE ACQUISITION COMPARABLES
                                                                                             Equity/
Buyer Name                          Target Name                         Target City   State   Assets      ROAA      ROAE
-------------------------------------------------------------------------------------------------------------------------
Investor group                      Western Dakota Holding Company      Timber Lake   SD       12.22      0.67      5.49
Investor Group                      Strategic Capital Bancorp Inc.      Champaign     IL        8.36        NA        NA
Investor group                      Superior Financial Holding Corp     Two Harbors   MN        3.34     -4.71    -82.94
NS&L Acquisition Corp.              NS&L Bancorp, Inc.                  Neosho        MO       10.25      0.49      4.44
Investor group                      Clayton Bankshares Inc.             Clayton       WI        9.28      0.96     10.57
Investor group                      N.B.C. Bancshares in Pawhuska, Inc  Pawhuska      OK        7.86      0.81     10.65
Investor group                      Financial Services of Lowry, Inc    Lowry         MN       10.10      1.46     14.98
Private Investor                    First Bancorp of Oklahoma, Inc.     Tonkawa       OK        9.01     -0.43     -4.85
Investor group                      North Star Holding Company, Inc.    Jamestown     ND        9.32      1.18     12.69
First Southern Bancshares           Shawnee Bancshares,Inc.             Grand Tower   IL        7.60      1.15     16.83
Berkshire Financial Holdings, Inc.  USABancShares.com, Inc.             Philadelphia  PA        1.06     -2.31   -160.04
Marshall Bancorp Inc.               Norkitt Bancorp, Inc.               Hallock       MN       15.94      1.09      7.10
Folkston Investors LLC              First National Corporation          Folkston      GA       11.51      0.53      4.50
Community State Bancshares          Bradley Corporation                 Bradley       AR       10.44      1.15     11.13
Chickasaw Banc Holding Co.          First Bancorp in Davidson, Inc      Davidson      OK        7.48     -0.30     -3.91

Median                                                                                          9.28      0.74      6.30
-------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                      PRIVATE ACQUISITION COMPARABLES

                                                                           Deal    Price/    Price/
                                                                          Value   LTM EPS      Book
Buyer Name                           Target Name                            ($M)       (x)       (%)
-----------------------------------------------------------------------------------------------------
Investor group                       Western Dakota Holding Company         3.0     17.50    142.07
Investor Group                       Strategic Capital Bancorp Inc.        24.9     32.62    159.20
Investor group                       Superior Financial Holding Corp        3.0        NM    135.12
NS&L Acquisition Corp.               NS&L Bancorp, Inc.                    10.6     31.20    151.43
Investor group                       Clayton Bankshares Inc.                2.1     15.00    136.01
Investor group                       N.B.C. Bancshares in Pawhuska, Inc     2.7     23.11    119.96
Investor group                       Financial Services of Lowry, Inc       2.8     10.23    147.03
Private Investor                     First Bancorp of Oklahoma, Inc.        5.5        NM    133.03
Investor group                       North Star Holding Company, Inc.      15.8     11.72    154.99
First Southern Bancshares            Shawnee Bancshares,Inc.                0.9        NM    121.74
Berkshire Financial Holdings, Inc.   USABancShares.com, Inc.                3.4        NM    111.11
Marshall Bancorp Inc.                Norkitt Bancorp, Inc.                 13.6     20.03    114.05
Folkston Investors LLC               First National Corporation             3.4     22.17    157.63
Community State Bancshares           Bradley Corporation                    1.9     14.43    141.79
Chickasaw Banc Holding Co.           First Bancorp in Davidson, Inc         0.7     14.15    129.13

Median                                                                      3.0     17.50    136.01
-----------------------------------------------------------------------------------------------------

Applying the above median price to book value and price to earnings to the Company results in the following Comparable Acquisition Group Values:

                          Comparable Acquisition Group
                               (Median Multiples)

-----------------------------------------------------------------------------
         Multiple of Book Value                                  $21,993,000
                                                                 ===========
                  Per Common Share                                     $2.00
                  Multiple of Book Value                               1.36X
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
         Multiple of Earnings                                     $6,318,000
                                                                  ==========
                  Per Common Share                                     $0.57
                  Multiple of Book Value                               0.39X
-----------------------------------------------------------------------------

CONCLUSION
--------------------------------------------------------------------------------

The following table presents a summary of previously derived methodologies.


-------------------------------------------------------------------------------
                                      Value Per Share         Multiple of Book
-------------------------------------------------------------------------------
Transaction Value                           $1.71                   1.16X

Asset Value Method                           1.08                   0.73

Adjusted Book Value:
     Comparable Thrift Group                 1.65                   1.12

Investment Value:
     Comparable Thrift Group                 0.75                   0.51

Earnings Value:
     Short Term                              1.69                   1.15
     Long Term                               1.64                   1.12

Acquisition Comparables:
     Multiple of Book Value                  2.00                   1.36
     Multiple of Earnings                    0.57                   0.39

Average                                     $1.39                   0.95X
Median                                      $1.65                   1.12X
-------------------------------------------------------------------------------

The average and median of the above values are $1.39 and $1.65, respectively, including the Asset Value Method and the Acquisition Comparable Method. The Asset Value Method is more of a liquidation value and while considered it is not included in our opinion of value. In addition, due to the Company's poor earnings performance, the values derived utilizing comparative multiples of earnings produce ranges of value which are significantly below the book value or potential liquidation value of the Company, therefore while investors and acquirers will typically price an individual financial institution stock, or a financial institution as a whole, based on earnings and earnings growth potential we are of the opinion, and market reality dictates, the value of bank and thrift stocks will not typically decline to significantly below book value or liquidation value unless an institution is in eminent danger of failure.

As previously discussed, all acquisition pricing usually contains some element of the synergistic effect of the combination of two companies. We are unaware of a method of completely isolating or excluding these effects from the overall price. These cost savings and synergies in operations allow acquirers to pay a higher price then would otherwise be possible. It is our opinion that the fair value of the Company, without the possibility of recognizing potential cost savings through employee lay-offs, branch closings and savings from consolidation of operations, would be less than the value indicated utilizing the price to book value multiple of the Acquisition Comparables.

The values derived from the above market comparable methodologies assume that the Company's operating attributes equal the median of the Comparable Thrift Group and will also meet our financial projections. In determining the fair value of the Company's common shares we have also considered the following factors for difference in operating performance, dividends and other performance characteristics:

o Premium to the Comparable Thrift Group Adjusted Book Value for lower capitalization. As of the most recently reported period the median of the Comparable Thrift Group's equity to asset ratio was 10.04% compared to the Company's equity to asset ratio of 8.01%.

o Discount for financial performance below the Comparable Thrift Group. A discount on the Company's common shares could be justified due to its financial performance when compared to the Comparable Thrift Group. For example, the median core return on average equity for the Comparable Thrift Group year-to-date period equals 5.18% compared to 2.27% for the Company. In addition, the Company's efficiency ratio over the first nine months of 2004 equals 90.32% which is higher than all of the institutions in the Comparable Thrift Group and well above the median efficiency ratio of the Comparable Thrift Group of 75.41%.

o Discount from the Community Thrift Group for a higher overall risk profile. A discount on the Company's common shares could be justified based on the overall risk characteristics of the Company as compared to the Comparable Thrift Group. In our opinion the Company's overall risk profile is significantly above the Comparable Thrift Group. The Company's increasing reliance on non-core funding, below peer equity to asset ratio, significant exposure to indirect auto loans (which the Company discontinued originating in September 2004) and multi-family letters of credit coupled with a low level of earnings and high efficiency ratio increases the risks associated with the Company and its common stock as compared to the Comparable Thrift Group.

o Discount from the Community Thrift Group for lack of payment of dividends. The Company currently does not pay cash dividends and there is no assurance the Company will begin paying dividends in the near term. On a year to date basis, the median Community Thrift Group dividend payout ratio equals 50.70%.

Based on the foregoing and all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it is our opinion as an independent appraiser that the fair value of the Company's common stock is $1.85 per common share taking into consideration potential control premiums for the Company and without the application of any marketability discounts.

                        PROFESSIONAL BANK SERVICES, INC.
                         INVESTMENT BANKING ENGAGEMENTS
--------------------------------------------------------------------------------

Professional Bank Services, Inc. ("PBS"), a consulting firm for financial institutions with offices in Orlando, FL., New York, NY, Louisville, KY. and Nashville, TN. was established in 1978. Since its inception, the firm has assisted over 1,000 institutions in various capacities. One area of specialization is the firm's appraisal services. The company is continually engaged to provide assistance with corporate expansion, holding company formation, and to perform fairness opinions and stock appraisals. PBS' wholly owned subsidiary, Investment Bank Services, Inc., is a registered Broker Dealer with the Securities and Exchange Commission ("S.E.C.").

The firm's stock appraisals have been recognized by various courts and regulatory agencies in settling dissenting shareholder suits. In addition to appraisal valuations, the firm also specializes in valuations that facilitate the merger or acquisition process. The firm has valued institutions with assets totaling over $5.0 billion and fair market values over $600 million.

PBS utilizes proven industry accepted methods in providing common stock appraisals. The appraisal and support documents are prepared in a fashion that is easily understood and are often accompanied by professional presentation. The appraisals have been used for reverse common stock splits, consummation of interim bank mergers and valuing stock for Employee Stock Ownership Plans, as well as other traditional purposes.

                             CHRISTOPHER L. HARGROVE
                                 Chairman & CEO
                        Professional Bank Services, Inc.

Mr. Hargrove has an in-depth understanding of the acquisition process. As a senior analyst for a major mid-south bank holding company, Mr. Hargrove assisted in the successful acquisition of several commercial banks with assets totaling over $2.0 billion. Mr. Hargrove is also experienced in analyzing financial data concerning common stock and other securities. His expertise includes:

Acquisition    Strategy Designing and implementing plans for continual growth through acquisition to ensure the client remains competitive in an industry of transition.

Capital Analysis Determining the optimal use of a bank's capital resources in order to accurately plan for growth and profitability.

Common Stock Appraisal Determining through market and fundamental analyses the value of common stock for the purpose of preparing fairness opinions and special actions called for by management.

PROFESSIONAL EXPERIENCE
--------------------------------------------------------------------------------
Professional Bank Services, Inc.         1996 - Present
Louisville, Kentucky                     President and Senior Consultant

Professional Bank Services, Inc.         1989 - 1996
Louisville, Kentucky                     Vice President and Senior Consultant

Professional Bank Services, Inc.         1985 - 1989
Nashville, Tennessee                     Senior Consultant

Investment Bank Services, Inc.           1987 - Present
Louisville, Kentucky                     President

Investment Bank Services, Inc.           1986 - 1987
Louisville, Kentucky                     Vice President

First American Corporation               1982 - 1985
Nashville, Tennessee                     Senior Financial Analyst

EDUCATIONAL EXPERIENCE
--------------------------------------------------------------------------------
Middle Tennessee State University        B.B.A. Finance
Murfreesboro, Tennessee                  1980

                                         M.A. Finance
                                         1982

National Association of                  Registered Representative
  Securities Dealers                     1987
Washington, D.C.

National Association of                  Registered Principal
  Securities Dealers                     1988
Washington, D.C.

                                 SUSAN S. RAPIER
                                Senior Consultant
                        Professional Bank Services, Inc.


Ms. Rapier has a strong finance and accounting background that allows her to bring a broad-based analytical and financial approach to assignments. She has assisted clients in evaluating candidates for acquisitions and mergers and has provided database analysis on costs and profitability. Her expertise includes:


Fairness Opinions Evaluating proposed mergers and acquisitions for acquired institutions to ensure fair and equitable treatment to shareholders.

Common Stock Appraisals Appraising majority and minority interests in the ownership of banks and holding companies, thereby improving management's knowledge of the value of the institution.

Financial      Analysis Analyses and recommendations to financial institutions regarding profitability, expansion, capital and long-range strategic planning.


PROFESSIONAL EXPERIENCE
--------------------------------------------------------------------------------
Professional Bank Services, Inc.         October 1990 - Present
Louisville, Kentucky                     Senior Consultant

Investment Bank Services, Inc.           May 1992 - Present
Louisville, Kentucky                     Director/Secretary


EDUCATIONAL EXPERIENCE
--------------------------------------------------------------------------------
University of Kentucky                   B.S. Accounting
Lexington, Kentucky                      1990

National Association of                  Registered Representative
  Securities Dealers                     1991
Washington, D.C.

National Association of                  State Agent Exam
  Securities Dealers                     1991
Washington, D.C.

National Association of                  Registered Principal
  Securities Dealers                     1992
Washington, D.C.

                               PAUL D. REESE, CFA
                                Managing Director
                        Professional Bank Services, Inc.

Mr. Reese has a strong background in finance and bank accounting, excellent familiarity with the capital markets in general, and the banking industry in particular. Skilled in the development of macro and micro economic forecasts and models, as well as, company and industry fundamental and technical analysis. His expertise includes:


Valuation      Analysis Valuation analysis for minority and majority stock transactions, ESOPs, mergers and acquisitions, and the long-term effect of these transactions on strategic shareholder value.

Security and Market Analysis

               Analysis of publicly traded securities and markets. In-depth knowledge of financial institution common stock valuation techniques and forecasting for publicly traded securities. Experienced in fixed income securities valuation.

Financial      Forecasting Skilled in short and long term economic and financial forecasting. Development of spreadsheet models, interest rate forecasts and micro and macro economic forecasts.

PROFESSIONAL EXPERIENCE
--------------------------------------------------------------------------------
Professional Bank Services, Inc.          October 1995 - Present
Louisville, Kentucky                      Current Title: Managing Director

SNL Securities                            March 1994 - October 1995
Charlottesville, Virginia                 Financial Analyst

ESOP Services, Inc.                       March 1994 - December 1994
Scottsville, Virginia                     Financial Analyst

EDUCATIONAL EXPERIENCE
--------------------------------------------------------------------------------
University of Virginia                    B.S. Finance
McIntire School of Commerce               1992
Charlottesville, Virginia

Completed Level I
Chartered Financial Analyst Exam          June 1995

Completed Level II
Chartered Financial Analyst Exam          June 1996

Completed Level III
Chartered Financial Analyst Exam          June 1997

National Association of                   Registered Representative        1997
Securities Dealers                        Registered Principal             2003
Washington, D.C.

                          CODE OF PROFESSIONAL CONDUCT

Professional Bank Services, Inc. ("PBS"), is a consulting firm whose mission is the provision of quality business advice, and superior service to the financial industry. Our services reflect the firm's extensive experience in the financial industry, its keen awareness of a financial institution's special position of trust, and acknowledge of financial and regulatory issues.

The firm and its employees are committed to the highest standards of professional conduct.

Conflicts of Interest
The firm shall not represent a client if its ability to consider, recommend or carry out a course of action on behalf of the client could be adversely affected by its responsibilities to another client, a third party, its own interests or those of its principals. Neither the firm nor its employees shall acquire an equity interest in or become indebted to any organization where such relationship creates a conflict of interest. The firm shall use its best efforts to avoid even the appearance of a conflict of interest.

The Client
When engaged by a financial institution, the firm's sole duty of loyalty shall be to the welfare and the best interests of the institution, as distinct from the sometimes inconsistent interests of employees, management, directors or shareholders.

When engaged by an individual or other party, the firm's duty of loyalty shall be to that individual or other party. PBS is often engaged to carry out difficult and challenging assignments in situations where conflict with third parties is inevitable. Such engagements will be conducted efficiently, fairly and in the best interest of the client, with a view towards constructive management of conflict.

Duty of Competence
The firm shall provide competent services to its clients and decline to render advice in matters for which it is not qualified. The firm shall not provide legal advice and when appropriate shall request that the client seek the services of other qualified professionals.

The firm's consultants shall continue to develop their skill and knowledge through ongoing programs of continuing education and professional development. The firm's consultants shall not violate or in any way participate in the violation of any law, regulation or technical standard applicable to financial institutions, their directors, officers or shareholders.

Engagement Letters and Fees
Each engagement of the firm shall be described in an engagement letter which specifies the services which the firm shall perform and which has been approved by the client or the client's board of directors or authorized officer. Each engagement letter shall set forth an estimate of the fees for services to be rendered and the basis for determination of those fees. The firm's fees shall, except in unusual circumstances and when otherwise agreed, be based on the firm's usual and customary rates. Fees for services take into account (a) the nature of the particular services to be performed, (b) the novelty and difficulty of the matter, (c) the skill, standing and experience of the consultants performing the work, and (d) the urgency of the matter.

Nature of Advice
The firm shall always keep clients reasonably informed about all matters relevant to its professional services. In matters requiring action by a client, the firm shall explain all aspects of a matter and alternate courses of action as reasonably necessary to permit the client to make informed decisions.

Integrity of Communications
The firm shall never disclose any confidential or other information about a client to any other party except with the consent of the client and in the course of providing its services. When dealing with third parties, the firm shall always identify its clients except when clearly inappropriate to do so.

Code of Professional Conduct
This Code of Professional Conduct shall be prominently displayed in the firm's informational material and included as part of engagement letters.

                            PROFESSIONALBANKSERVICES

                                    EXHIBIT 1


BEGINNING EQUITY                                      16,171 (9/30/2004)
BEGIN AVE ASSETS                                    $194.108 (9/30/2004)
SHORT TERM GROWTH RATE                                 7.00%
LONG TERM GROWTH RATE                                  5.00%
DISCOUNT RATE                                         13.00%
DIVIDEND SHORT TERM                                    0.00%
DIVIDEND LONG TERM (Beginning in Year 6)              35.00%
MULTIPLE OF EARNINGS                                   22.93 X
COMMON SHARES                                       10,999.871

                                      FIDELITY FEDERAL BANCORP
                                            STATUS QUO
                                   SHORT-TERM EARNINGS VALUATION
                                 NET                                   PRESENT                   EQUITY/
      PD YEAR       EQUITY    INCOME         ASSETS    DIVS.     PVIF    VALUE     ROE     ROA    ASSETS
---------------------------------------------------------------------------------------------------------
   1.0    1       16,586         415        207,696        -     0.88        -    2.50%   0.20%    7.99%
   2.0    2       17,142         556        222,234        -     0.78        -    3.24%   0.25%    7.71%
   3.0    3       17,974         832        237,791        -     0.69        -    4.63%   0.35%    7.56%
   4.0    4       19,119       1,145        254,436        -     0.61        -    5.99%   0.45%    7.51%
   5.0    5       20,617       1,497        272,247        -     0.54        -    7.26%   0.55%    7.57%
         TERMINAL VALUE       34,334                           54.28%   18,635
                                                                       -------

         PRESENT VALUE WITH TERMINAL VALUE EQUAL
         TO 22.93X ENDING EARNINGS                                     $18,635
                                                                       =======

         PER COMMON SHARE                                              $  1.69
                                                                       =======
         MULTIPLE OF BOOK VALUE                                           1.15

                                            STATUS QUO
                                   LONG-TERM EARNINGS VALUATION

                               NET                                     PRESENT                      EQUITY/
    PD   YEAR       EQUITY    INCOME         ASSETS    DIVS.     PVIF    VALUE     ROE        ROA    ASSETS
-----------------------------------------------------------------------------------------------------------
   1.0    1      $16,586        $415       $207,696       $0   88.50%       $0    2.50%     0.20%    7.99%
   2.0    2       17,142         556        222,234        0   78.31%        0    3.24%     0.25%    7.71%
   3.0    3       17,974         832        237,791        0   69.31%        0    4.63%     0.35%    7.56%
   4.0    4       19,119       1,145        254,436        0   61.33%        0    5.99%     0.45%    7.51%
   5.0    5       20,617       1,497        272,247        0   54.28%        0    7.26%     0.55%    7.57%
   6.0    6       21,731       1,715        285,859      600   48.03%      288    7.89%     0.60%    7.60%
   7.0    7       23,000       1,951        300,152      683   42.51%      290    8.48%     0.65%    7.66%
   8.0    8       24,434       2,206        315,159      772   37.62%      290    9.03%     0.70%    7.75%
   9.0    9       26,047       2,482        330,917      869   33.29%      289    9.53%     0.75%    7.87%
  10.0    10      27,854       2,780        347,463      973   29.46%      287    9.98%     0.80%    8.02%
  11.0    11      29,869       3,101        364,836    1,085   26.07%      283    10.38%    0.85%    8.19%
  12.0    12      32,110       3,448        383,078    1,207   23.07%      278    10.74%    0.90%    8.38%
  13.0    13      34,594       3,821        402,232    1,337   20.42%      273    11.05%    0.95%    8.60%
  14.0    14      37,339       4,223        422,344    1,478   18.07%      267    11.31%    1.00%    8.84%
  15.0    15      40,366       4,656        443,461    1,630   15.99%      261    11.54%    1.05%    9.10%
  16.0    16      43,695       5,122        465,634    1,793   14.15%      254    11.72%    1.10%    9.38%
  17.0    17      47,350       5,623        488,916    1,968   12.52%      246    11.87%    1.15%    9.68%
  18.0    18      51,354       6,160        513,361    2,156   11.08%      239    12.00%    1.20%    10.00%
  19.0    19      55,734       6,738        539,029    2,358    9.81%      231    12.09%    1.25%    10.34%
  20.0    20      60,332       7,075        565,981    2,476    8.68%      215    11.73%    1.25%    10.66%
         TERMINAL VALUE      162,224                            8.68%   14,078
                                                                       -------

         PRESENT VALUE WITH TERMINAL VALUE EQUAL
         TO 22.93X ENDING EARNINGS                                     $18,070
                                                                       =======

         PER COMMON SHARE                                              $  1.64
                                                                       =======
         MULTIPLE OF BOOK VALUE                                           1.12

--------------------------------------------------------------------------------
                            FIDELITY FEDERAL BANCORP
                               NASDAQ SYMBOL FFED
                              LAST 30 TRADING DAYS

Date                Open    High    Low    Close    Volume   Closing Price
--------------------------------------------------------------------------------

  8-Nov-04         $1.72   $1.72   $1.59   $1.71     4,200        $1.71
  5-Nov-04          1.95    1.95    1.70    1.90     2,700         1.90
  4-Nov-04          1.72    2.00    1.72    1.95     2,200         1.95
  3-Nov-04          1.70    1.70    1.70    1.70         0         1.70
  2-Nov-04          1.70    1.70    1.70    1.70         0         1.70
  1-Nov-04          1.59    1.77    1.59    1.70    20,400         1.70
 29-Oct-04          1.56    1.60    1.56    1.60    17,600         1.60
 28-Oct-04          1.50    1.50    1.50    1.50       100         1.50
 27-Oct-04          1.50    1.51    1.50    1.51       800         1.51
 26-Oct-04          1.51    1.51    1.51    1.51         0         1.51
 25-Oct-04          1.51    1.51    1.51    1.51         0         1.51
 22-Oct-04          1.52    1.52    1.51    1.51       500         1.51
 21-Oct-04          1.58    1.58    1.58    1.58         0         1.58
 20-Oct-04          1.58    1.58    1.58    1.58         0         1.58
 19-Oct-04          1.58    1.58    1.58    1.58         0         1.58
 18-Oct-04          1.55    1.58    1.55    1.58     1,500         1.58
 15-Oct-04          1.51    1.51    1.51    1.51       300         1.51
 14-Oct-04          1.59    1.59    1.50    1.50    10,200         1.50
 13-Oct-04          1.56    1.62    1.56    1.60     1,000         1.60
 12-Oct-04          1.53    1.53    1.53    1.53       100         1.53
 11-Oct-04          1.56    1.56    1.55    1.55     4,000         1.55
  8-Oct-04          1.51    1.51    1.50    1.50     1,000         1.50
  7-Oct-04          1.65    1.66    1.53    1.54     2,600         1.54
  6-Oct-04          1.51    1.65    1.51    1.65     1,000         1.65
  5-Oct-04          1.50    1.72    1.46    1.48     8,400         1.48
  4-Oct-04          1.59    1.74    1.57    1.64     8,300         1.64
  1-Oct-04          1.54    1.75    1.43    1.75     4,100         1.75
 30-Sep-04          1.48    1.70    1.43    1.43     5,400         1.43
 29-Sep-04          1.50    1.53    1.45    1.53     1,300         1.53
 28-Sep-04          1.44    1.52    1.44    1.50     1,200         1.50

MEDIAN             $1.56   $1.59   $1.53   $1.57     1,100        $1.57

AVERAGE            $1.57   $1.63   $1.55   $1.59     3,297        $1.59

WEIGHTED AVERAGE                                                   $1.61

HIGH               $1.95   $2.00   $1.72   $1.95    20,400        $1.95

LOW                $1.44   $1.50   $1.43   $1.43         0        $1.43

--------------------------------------------------------------------------------
                            FIDELITY FEDERAL BANCORP
                               NASDAQ SYMBOL FFED
                          YEAR TO DATE TRADING ACTIVITY

Date               Open     High    Low     Close    Volume    Closing Price
--------------------------------------------------------------------------------

  8-Nov-04        $1.72    $1.72   $1.59    $1.71     4,200            $1.71
  5-Nov-04         1.95     1.95    1.70     1.90     2,700             1.90
  4-Nov-04         1.72     2.00    1.72     1.95     2,200             1.95
  3-Nov-04         1.70     1.70    1.70     1.70         0             1.70
  2-Nov-04         1.70     1.70    1.70     1.70         0             1.70
  1-Nov-04         1.59     1.77    1.59     1.70    20,400             1.70
 29-Oct-04         1.56     1.60    1.56     1.60    17,600             1.60
 28-Oct-04         1.50     1.50    1.50     1.50       100             1.50
 27-Oct-04         1.50     1.51    1.50     1.51       800             1.51
 26-Oct-04         1.51     1.51    1.51     1.51         0             1.51
 25-Oct-04         1.51     1.51    1.51     1.51         0             1.51
 22-Oct-04         1.52     1.52    1.51     1.51       500             1.51
 21-Oct-04         1.58     1.58    1.58     1.58         0             1.58
 20-Oct-04         1.58     1.58    1.58     1.58         0             1.58
 19-Oct-04         1.58     1.58    1.58     1.58         0             1.58
 18-Oct-04         1.55     1.58    1.55     1.58     1,500             1.58
 15-Oct-04         1.51     1.51    1.51     1.51       300             1.51
 14-Oct-04         1.59     1.59    1.50     1.50    10,200             1.50
 13-Oct-04         1.56     1.62    1.56     1.60     1,000             1.60
 12-Oct-04         1.53     1.53    1.53     1.53       100             1.53
 11-Oct-04         1.56     1.56    1.55     1.55     4,000             1.55
  8-Oct-04         1.51     1.51    1.50     1.50     1,000             1.50
  7-Oct-04         1.65     1.66    1.53     1.54     2,600             1.54
  6-Oct-04         1.51     1.65    1.51     1.65     1,000             1.65
  5-Oct-04         1.50     1.72    1.46     1.48     8,400             1.48
  4-Oct-04         1.59     1.74    1.57     1.64     8,300             1.64
  1-Oct-04         1.54     1.75    1.43     1.75     4,100             1.75
 30-Sep-04         1.48     1.70    1.43     1.43     5,400             1.43
 29-Sep-04         1.50     1.53    1.45     1.53     1,300             1.53
 28-Sep-04         1.44     1.52    1.44     1.50     1,200             1.50
 27-Sep-04         1.49     1.54    1.49     1.50       300             1.50
 24-Sep-04         1.46     1.46    1.46     1.46         0             1.46
 23-Sep-04         1.49     1.67    1.46     1.46     5,100             1.46
 22-Sep-04         1.50     1.70    1.46     1.46     3,800             1.46
 21-Sep-04         1.70     1.70    1.54     1.66     5,800             1.66
 20-Sep-04         1.57     1.70    1.52     1.54     4,100             1.54
 17-Sep-04         1.52     1.52    1.52     1.52       200             1.52
 16-Sep-04         1.59     1.69    1.54     1.56       700             1.56
 15-Sep-04         1.56     1.56    1.55     1.55     2,300             1.55

 14-Sep-04         1.65     1.65    1.65     1.65         0             1.65

--------------------------------------------------------------------------------
                            FIDELITY FEDERAL BANCORP
                               NASDAQ SYMBOL FFED
                          YEAR TO DATE TRADING ACTIVITY

Date               Open     High    Low     Close    Volume    Closing Price
--------------------------------------------------------------------------------

 13-Sep-04         1.58     1.72    1.58     1.65     2,400             1.65
 10-Sep-04         1.58     1.76    1.52     1.60     6,400             1.60
  9-Sep-04         1.52     1.74    1.52     1.55     5,300             1.55
  8-Sep-04         1.83     1.85    1.54     1.66    14,300             1.66
  7-Sep-04         1.50     1.50    1.50     1.50     1,300             1.50
  3-Sep-04         1.54     1.54    1.54     1.54         0             1.54
  2-Sep-04         1.55     1.68    1.54     1.54     2,100             1.54
  1-Sep-04         1.54     1.54    1.54     1.54         0             1.54
 31-Aug-04         1.55     1.68    1.54     1.54     2,100             1.54
 30-Aug-04         1.55     1.73    1.55     1.60     5,500             1.60
 27-Aug-04         1.58     1.63    1.58     1.63       700             1.63
 26-Aug-04         1.62     1.65    1.55     1.55     2,700             1.55
 25-Aug-04         1.55     1.55    1.55     1.55         0             1.55
 24-Aug-04         1.55     1.55    1.55     1.55         0             1.55
 23-Aug-04         1.63     1.63    1.55     1.55       600             1.55
 20-Aug-04         1.58     1.58    1.58     1.58         0             1.58
 19-Aug-04         1.59     1.66    1.58     1.58     2,400             1.58
 18-Aug-04         1.68     1.68    1.55     1.58     6,800             1.58
 17-Aug-04         1.61     1.73    1.61     1.70     4,700             1.70
 16-Aug-04         1.54     1.79    1.51     1.65     7,400             1.65
 13-Aug-04         1.57     1.76    1.47     1.48     3,400             1.48
 12-Aug-04         1.77     1.77    1.57     1.57     5,100             1.57
 11-Aug-04         1.53     1.67    1.53     1.67     1,000             1.67
 10-Aug-04         1.72     1.84    1.52     1.59     5,200             1.59
  9-Aug-04         1.77     1.79    1.77     1.79       800             1.79
  6-Aug-04         1.74     1.79    1.74     1.79       800             1.79
  5-Aug-04         1.53     1.75    1.53     1.68     1,600             1.68
  4-Aug-04         1.60     1.72    1.45     1.72     6,600             1.72
  3-Aug-04         1.75     1.75    1.60     1.69    10,600             1.69
  2-Aug-04         1.54     1.62    1.47     1.55     5,900             1.55
 30-Jul-04         1.59     1.73    1.59     1.61     2,300             1.61
 29-Jul-04         1.73     1.73    1.58     1.71     3,100             1.71
 28-Jul-04         1.68     1.77    1.59     1.77     4,100             1.77
 27-Jul-04         1.61     1.74    1.61     1.74     4,100             1.74
 26-Jul-04         1.75     1.75    1.66     1.70     3,400             1.70
 23-Jul-04         1.69     1.80    1.50     1.54     5,200             1.54
 22-Jul-04         1.70     1.70    1.41     1.58     7,500             1.58
 21-Jul-04         1.69     1.74    1.66     1.69     4,500             1.69
 20-Jul-04         1.61     1.76    1.60     1.66     8,000             1.66
 19-Jul-04         1.49     1.70    1.49     1.65     6,300             1.65

--------------------------------------------------------------------------------
                            FIDELITY FEDERAL BANCORP
                               NASDAQ SYMBOL FFED
                          YEAR TO DATE TRADING ACTIVITY

Date               Open     High    Low     Close    Volume    Closing Price
--------------------------------------------------------------------------------

 16-Jul-04         1.52     1.79    1.40     1.59     4,500             1.59
 15-Jul-04         1.57     1.69    1.43     1.63     5,400             1.63
 14-Jul-04         1.40     1.67    1.40     1.59     2,100             1.59
 13-Jul-04         1.54     1.58    1.50     1.50     3,300             1.50
 12-Jul-04         1.54     1.72    1.54     1.56     3,500             1.56
  9-Jul-04         1.58     1.58    1.58     1.58         0             1.58
  8-Jul-04         1.58     1.58    1.58     1.58     1,600             1.58
  7-Jul-04         1.51     1.51    1.51     1.51       300             1.51
  6-Jul-04         1.58     1.59    1.58     1.59       500             1.59
  2-Jul-04         1.58     1.59    1.50     1.58     9,700             1.58
  1-Jul-04         1.43     1.56    1.42     1.56     3,000             1.56
 30-Jun-04         1.46     1.56    1.32     1.46     1,700             1.46
 29-Jun-04         1.41     1.56    1.32     1.50     5,800             1.50
 28-Jun-04         1.50     1.52    1.45     1.52     3,200             1.52
 25-Jun-04         1.49     1.69    1.46     1.46     1,800             1.46
 24-Jun-04         1.46     1.50    1.36     1.47     7,500             1.47
 23-Jun-04         1.55     1.60    1.47     1.47     8,700             1.47
 22-Jun-04         1.75     1.75    1.47     1.50     8,000             1.50
 21-Jun-04         1.74     1.74    1.74     1.74         0             1.74
 18-Jun-04         1.74     1.74    1.74     1.74       800             1.74
 17-Jun-04         1.79     1.79    1.79     1.79     1,000             1.79
 16-Jun-04         1.74     1.74    1.74     1.74     5,200             1.74
 15-Jun-04         1.75     1.75    1.75     1.75         0             1.75
 14-Jun-04         1.75     1.75    1.75     1.75       100             1.75
 10-Jun-04         1.75     1.79    1.74     1.75     5,200             1.75
  9-Jun-04         1.75     1.75    1.75     1.75         0             1.75
  8-Jun-04         1.74     1.75    1.74     1.75     3,200             1.75
  7-Jun-04         1.74     1.79    1.74     1.78     1,600             1.78
  4-Jun-04         1.70     1.70    1.70     1.70         0             1.70
  3-Jun-04         1.70     1.70    1.70     1.70         0             1.70
  2-Jun-04         1.70     1.70    1.70     1.70         0             1.70
  1-Jun-04         1.70     1.70    1.70     1.70       100             1.70
 28-May-04         1.63     1.68    1.63     1.68       400             1.68
 27-May-04         1.68     1.68    1.68     1.68         0             1.68
 26-May-04         1.75     1.75    1.65     1.68     3,400             1.68
 25-May-04         1.66     1.75    1.63     1.64     5,100             1.64
 24-May-04         1.65     1.76    1.64     1.76     6,500             1.76
 21-May-04         1.68     1.80    1.65     1.80     3,500             1.80
 20-May-04         1.87     1.87    1.66     1.76     3,500             1.76
 19-May-04         1.70     1.80    1.66     1.66     5,100             1.66

--------------------------------------------------------------------------------
                            FIDELITY FEDERAL BANCORP
                               NASDAQ SYMBOL FFED
                          YEAR TO DATE TRADING ACTIVITY

Date               Open     High    Low     Close    Volume    Closing Price
--------------------------------------------------------------------------------

 18-May-04         1.81     1.82    1.69     1.77    10,200             1.77
 17-May-04         1.75     1.82    1.70     1.75     3,000             1.75
 14-May-04         1.70     1.81    1.69     1.75     2,900             1.75
 13-May-04         1.85     1.85    1.70     1.72     2,900             1.72
 12-May-04         1.71     1.79    1.71     1.76     2,300             1.76
 11-May-04         1.72     1.85    1.70     1.85     2,500             1.85
 10-May-04         1.80     1.84    1.69     1.84     5,800             1.84
  7-May-04         1.80     1.80    1.80     1.80     1,700             1.80
  6-May-04         1.74     1.74    1.74     1.74       200             1.74
  5-May-04         1.74     1.74    1.74     1.74         0             1.74
  4-May-04         1.74     1.74    1.74     1.74       100             1.74
  3-May-04         1.79     1.86    1.75     1.75     2,000             1.75
 30-Apr-04         1.74     1.81    1.74     1.81       200             1.81
 29-Apr-04         1.71     1.71    1.71     1.71       200             1.71
 28-Apr-04         1.90     1.92    1.70     1.70     2,000             1.70
 27-Apr-04         1.77     1.90    1.77     1.90       900             1.90
 26-Apr-04         1.73     1.90    1.70     1.78     4,200             1.78
 23-Apr-04         1.76     1.82    1.76     1.82       600             1.82
 22-Apr-04         1.78     1.94    1.70     1.71     4,600             1.71
 21-Apr-04         1.76     1.76    1.75     1.75       700             1.75
 20-Apr-04         1.78     1.80    1.78     1.80     2,300             1.80
 19-Apr-04         1.76     1.81    1.76     1.81     3,400             1.81
 16-Apr-04         1.80     1.88    1.80     1.85     1,700             1.85
 15-Apr-04         2.00     2.00    1.80     1.93     2,000             1.93
 14-Apr-04         1.96     2.03    1.77     1.80    12,800             1.80
 13-Apr-04         1.93     1.96    1.90     1.96     2,200             1.96
 12-Apr-04         2.06     2.06    1.96     1.96     1,300             1.96
  8-Apr-04         2.15     2.15    1.97     2.01     4,200             2.01
  7-Apr-04         2.03     2.20    1.92     1.97     6,200             1.97
  6-Apr-04         1.93     1.93    1.93     1.93         0             1.93
  5-Apr-04         2.19     2.39    1.93     1.93    14,100             1.93
  2-Apr-04         2.01     2.01    2.01     2.01       100             2.01
  1-Apr-04         1.98     2.01    1.98     2.01     2,900             2.01
 31-Mar-04         2.00     2.04    1.90     1.92     2,100             1.92
 30-Mar-04         2.00     2.15    1.99     1.99     2,500             1.99
 29-Mar-04         1.99     1.99    1.99     1.99     5,000             1.99
 26-Mar-04         1.94     2.10    1.90     1.90     3,700             1.90
 25-Mar-04         2.08     2.08    1.99     1.99    10,000             1.99
 24-Mar-04         2.05     2.06    1.99     1.99     3,100             1.99
 23-Mar-04         2.10     2.10    1.96     2.00     6,200             2.00

--------------------------------------------------------------------------------
                            FIDELITY FEDERAL BANCORP
                               NASDAQ SYMBOL FFED
                          YEAR TO DATE TRADING ACTIVITY

Date               Open     High    Low     Close    Volume    Closing Price
--------------------------------------------------------------------------------

 22-Mar-04         1.99     1.99    1.99     1.99     2,400             1.99
 19-Mar-04         2.00     2.10    1.90     1.99     5,900             1.99
 18-Mar-04         1.99     1.99    1.99     1.99     1,500             1.99
 17-Mar-04         2.05     2.15    2.00     2.00     9,700             2.00
 16-Mar-04         2.10     2.10    2.09     2.09     3,100             2.09
 15-Mar-04         2.11     2.14    2.05     2.14     4,200             2.14
 12-Mar-04         2.11     2.11    2.05     2.05     5,300             2.05
 11-Mar-04         2.14     2.14    2.11     2.11     5,000             2.11
 10-Mar-04         2.14     2.15    2.07     2.07     6,500             2.07
  9-Mar-04         1.82     2.15    1.82     2.15     1,500             2.15
  8-Mar-04         2.05     2.15    2.02     2.12     3,200             2.12
  5-Mar-04         2.16     2.16    2.01     2.01     2,900             2.01
  4-Mar-04         2.16     2.16    1.81     2.00     5,100             2.00
  3-Mar-04         2.19     2.19    1.95     2.04     4,800             2.04
  2-Mar-04         1.96     2.20    1.96     2.20     2,200             2.20
  1-Mar-04         1.95     2.55    1.72     2.10    13,700             2.10
 27-Feb-04         1.95     1.95    1.89     1.95     1,300             1.95
 26-Feb-04         1.90     2.00    1.78     1.78     7,400             1.78
 25-Feb-04         2.00     2.00    1.79     1.79     2,800             1.79
 24-Feb-04         2.00     2.00    2.00     2.00       500             2.00
 23-Feb-04         1.85     2.00    1.85     2.00       800             2.00
 20-Feb-04         1.88     2.00    1.88     2.00     2,300             2.00
 19-Feb-04         1.89     1.97    1.85     1.85     2,300             1.85
 18-Feb-04         2.03     2.03    1.92     2.00     5,600             2.00
 17-Feb-04         1.95     2.10    1.89     2.10     2,700             2.10
 13-Feb-04         2.00     2.15    1.85     1.95     6,200             1.95
 12-Feb-04         1.82     1.82    1.82     1.82       100             1.82
 11-Feb-04         2.00     2.15    2.00     2.15     1,500             2.15
 10-Feb-04         1.99     2.15    1.98     2.15     2,800             2.15
  9-Feb-04         2.00     2.16    2.00     2.07     3,700             2.07
  6-Feb-04         2.09     2.10    2.09     2.10     3,100             2.10
  5-Feb-04         2.07     2.28    2.00     2.00    11,400             2.00
  4-Feb-04         1.84     2.05    1.84     2.05     2,800             2.05
  3-Feb-04         2.04     2.04    2.04     2.04         0             2.04
  2-Feb-04         2.08     2.08    1.78     2.04     1,900             2.04
 30-Jan-04         1.65     2.04    1.65     2.04     1,000             2.04
 29-Jan-04         2.09     2.10    1.84     2.00     5,900             2.00
 28-Jan-04         1.79     2.25    1.79     2.10     3,400             2.10
 27-Jan-04         1.73     1.79    1.73     1.79       800             1.79
 26-Jan-04         1.56     1.74    1.56     1.73     5,900             1.73

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

--------------------------------------------------------------------------------
                            FIDELITY FEDERAL BANCORP
                               NASDAQ SYMBOL FFED
                          YEAR TO DATE TRADING ACTIVITY

Date               Open     High    Low     Close    Volume    Closing Price
--------------------------------------------------------------------------------

 23-Jan-04         1.59     1.60    1.59     1.60     3,900             1.60
 22-Jan-04         1.70     1.70    1.70     1.70       200             1.70
 21-Jan-04         1.59     1.74    1.58     1.59     7,200             1.59
 20-Jan-04         1.61     1.73    1.61     1.73     3,900             1.73
 16-Jan-04         1.61     1.61    1.61     1.61         0             1.61
 15-Jan-04         1.61     1.61    1.61     1.61       400             1.61
 14-Jan-04         1.75     1.75    1.75     1.75         0             1.75
 13-Jan-04         1.75     1.75    1.75     1.75       800             1.75
 12-Jan-04         1.71     1.75    1.71     1.75     6,000             1.75
  9-Jan-04         1.59     1.59    1.59     1.59         0             1.59
  8-Jan-04         1.59     1.59    1.59     1.59         0             1.59
  7-Jan-04         1.59     1.59    1.59     1.59     2,600             1.59
  6-Jan-04         1.78     1.78    1.60     1.65     1,400             1.65
  5-Jan-04         1.59     1.59    1.59     1.59         0             1.59
  2-Jan-04         1.60     1.61    1.59     1.59     1,500             1.59

MEDIAN            $1.70    $1.75   $1.65    $1.70     2,500            $1.70

AVERAGE           $1.73    $1.80   $1.68    $1.74     3,277            $1.74

WEIGHTED AVERAGE                                                       $1.75

HIGH              $2.19    $2.55   $2.11    $2.20    20,400            $2.20

LOW               $1.40    $1.46   $1.32    $1.43         0            $1.43








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